E X H I B I T S   1   THROUGH   11

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

E X H I B I T  -  1  :  CERTIFICATE, MEMORANDUM & ARTICLES OF INCORPORATION.

Materials required to be filed under this Exhibit-1 are incorporated into this Annual Report Form-20F filing by this reference. Exhibit-1 consists of those copies of the Company’s certificate of incorporation, certificates of name changes, memorandum of incorporation, and articles of association already filed with the US-SEC under cover of previous filings made with the US-SEC by the Company including but not limited to the most recently filed Form-20F Annual Report for the Company’s last fiscal year (as amended), Form-20F Annual Report filings for previous years; and any information filed as part of a Form-6K periodic filings of material changes, news, contracts or events affecting the Company.

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E X H I B I T  -  2  :  SHAREHOLDERS RIGHTS INSTRUMENTS

The disclosure required to be filed under this Exhibit-2 is incorporated into this Annual Report Form-F filing by the following reference. Exhibit-2 disclosure consists of the same materials referred to and incorporated by reference under Exhibit-1 above. All instruments defining rights of holders of Company securities instruments are therein described or presented in their entirety. A statement commenting upon shareholder rights instruments issued by the Company relative to the date of this annual report is also set forth in the body of this Form-20F within ITEM-#4 under the section entitled “Shareholders Rights Instruments”.

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E X H I B I T  -  3  :  VOTING  TRUSTS

The disclosure required to be filed under this Exhibit-3 is incorporated into this Annual Report Form-F filing by the following reference. Exhibit-3 disclosure consists of the same materials referred to and incorporated by reference under Exhibit-1 above and/or under Exhibit-4 below. Any share voting trusts, pooling agreements or similar agreements regarding collaborative voting of the Company’s shares are therein described or presented in their entirety. A statement commenting upon voting trusts known to the Company relative to the date of this annual report is also set forth in the body of this Form-20F within ITEM-#4 under the section entitled “Voting Trusts”.

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E X H I B I T  -  4 : MATERIAL CONTRACTS

Materials required to be filed under this Exhibit-3 is incorporated into this Annual Report Form-F filing by this reference. Exhibit-3 consists of those copies of the Company’s material contracts already filed with the US-SEC under cover of previous filings made with the US-SEC by the Company (as amended); including, but not limited to, the most recently filed Form-20F Annual Report for the Company’s last fiscal year, Form-20F Annual Report filings for previous years; and any information filed as part of a Form-6K periodic filings of material changes, news, contracts or events affecting the Company.

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E X H I B I T  -  5 : FOREIGN PATENTS

The Company does not have any foreign patents. The Company has never registered any foreign patents in the past and does not contemplate registering any foreign patents in the future.

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E X H I B I T  -  6 : STATEMENT HOW EARNINGS PER SHARE CALCULATED

The disclosure required to be filed under this Exhibit-6 is incorporated into this Annual Report Form-F filing by the following reference. A statement commenting upon how earnings per share are calculated is set forth in the body of this Form-20F within ITEM-#8 under the section entitled “How Earnings Per Share Are Calculated”.

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E X H I B I T  -  7 : STATEMENT HOW REPORTED RATIOS ARE CALCULATED

The disclosure required to be filed under this Exhibit-7 is incorporated into this Annual Report Form-F filing by the following reference. A statement commenting upon how any ratio of earning to fixed charges, any ratio of earnings to combined fixed charges and preferred stock dividends or any other ratios in the registration statement or report is set forth in the body of this Form-20F within ITEM-#8 under the section entitled “How Reported Ratios Are Calculated”.

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E X H I B I T  -  8 : SUBSIDIARIES

The disclosure required to be filed under this Exhibit-8 is incorporated into this Annual Report Form-F filing by the following reference. The identity and relationship of the registrant as parent company and its subsidiaries is set forth in the body of this Form-20F within ITEM-#1 under the section entitled “Subsidiaries”.

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E X H I B I T  -  9 : STATEMENT ON AGE OF FINANCIAL STATEMENTS

The disclosure required to be filed under this Exhibit-9 is incorporated into this Annual Report Form-F filing by the following reference. A statement commenting upon the age of the attached audited financial statements of the Company relative to the date of this annual report is set forth in the body of this Form-20F within ITEM-#17 under the section entitled “Statement on Age of Financial Statements”.

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E X H I B I T – 10A :  GLOSSARY

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“A” :   TECHNICAL TERMS DEFINITIONS

The meaning of certain technical words, terms and phrases commonly used in the oil and gas industry and also used in the above referenced filing are described in the glossary below. Described terms are capitalized below and throughout the reference filing only when capitalized in standard usage.

Condensate

Liquid hydrocarbons at atmospheric pressure and temperature which are condensed out of and recovered from natural gas production.  Condensate typically has a high gravity and if recovered in sufficient quantities it can be sold at a premium to crude oil.  If recovered in low quantities insufficient to justify the cost of separate handling it is commonly ‘spiked’ into and mixed with crude oil production.

DHI

A DHI is a Direct Hydrocarbon Indication. A seismic DHI is a specific type of “seismic anomaly” widely accepted by the petroleum exploration industry to be a seismically derived direct indication of the actual presence of hydrocarbons, especially gas. Examples of seismic DHI include bright spots, flat spots and gas chimneys.  Another example of a DHI is the presence of naturally occurring oil and gas seepage observed currently or historically at a specific land or seabed location or encountered in old wells or diggings.

Drillable Prospect

"Prospects" are commonly sub-classified as "Drillable Prospect" ("DP") when in the opinion of the geologist and geophysicist making the determination, no further seismic or geological supporting investigation is necessary and the prospect is ready for drilling.  Prospects not classified as drillable are legitimate potential drilling targets which require some additional element of confidence building investigation and substantiation prior to being elevated to "drillable prospect" status.

Dry Hole	Any wellbore drilled but found to be incapable of producing crude oil or natural gas in a quantity sufficient to justify completion as an oil or gas production well.
Exploration Well	A well that is designed to test for and to confirm the presence of hydrocarbons.
Hydrocarbons	Complex chemical compounds in which hydrogen and carbon are predominant; in the oil and gas industry, usually synonymous with petroleum and meant to include both crude oil and natural gas.
Indonesian Crude Price or “ICP”	An index price of Indonesian crude oil used in the Indonesian oil and gas industry.
Lead

A "lead" is promising geological or seismic indication of a potential petroleum resource that may, subject to additional investigation, develop into a drilling target or prospect.  A lead may be an interesting geological feature, an event observed on seismic, an anomaly recognized on remote sensing data, from surface geological field work and/or from geochemical or geophysical surveys which, subject to further investigation, definition and quantification may be upgraded to a prospect or even a "play".

LNG	Liquefied Natural Gas, generally limited to liquefied methane and produced from natural gas by application of external industrial processing after first removing natural gas liquids.
LPG	Liquefied Petroleum Gas, generally restricted to propane and butane extracted from natural gas by application of an external industrial process.
Natural Gas Liquids or “NGL”	Liquids removed from natural gas either by atmospheric condensation or industrial process, including condensate and LPG.
Plan Of Development or “POD”

A comprehensive technical and financial justification and plan for commercial exploitation of a petroleum discovery prepared by PSC Contractors, filed with and subject to review and approval by Pertamina.

Play

A “play” is a distinctive and recognized geological feature, unique to a given geographic area, having demonstrable regional extent that exhibits geologic characteristics favorable for the entrapment of a petroleum resource possibly in multiple accumulations.  It would be expected that further geological investigation into the feature or area or concept defined and recognized as a play will yield multiple drilling targets ("prospects") and other promising indications ("leads") pointing to the potential presence of a petroleum resource.  Plays may or may not be restricted to one or more rock or time stratigraphic interval and may overlap one another in map view.  A play is normally conceptualized, named and carefully described soon after it is recognized.  The extent of any play is limited only by its definition.

Possible Reserves	Petroleum reserves that are estimated to be recoverable in the same manner as probable reserves, but with a lesser degree of certainty than probable reserves.
Potential Resource

An estimation of the amount of petroleum resource that may be present in a mapped geological feature with apparently favorable geological conditions for the entrapment of petroleum but which is not confirmed by any well or factual information and is inherently a highly speculative estimation.  See “resource” and “reserves”.

Probable Reserves

Petroleum reserves that are estimated to be recoverable from undeveloped tracts or zones where the potential has been reasonably confirmed by geological or geophysical control and engineering data, but where available data has been insufficient to establish proof that these reserves would be economically recoverable under current technology and existing market conditions (thereby justifying inclusion within proven reserves).

Prospect

A “prospect” is a seismically or geologically mapped feature, with evident closure of its boundary limits, exhibiting geological characteristics favorable as a drilling target in the search for a commercially exploitable petroleum resource accumulation.  Normally several prospects are found within the larger area of the geological feature and concept of a defined play.  Some prospects may even test two overlapping plays at a single location. Prospects may or may not be restricted to one or more stratigraphic intervals and multiple prospects may overlap one another in map view.

Proven Reserves

Petroleum reserves that are reasonably expected to be recoverable on the basis of adequate tests, geological or geophysical control and engineering data and other information from existing wells given current technology and existing market conditions.

Reserves

The portion of a resource that is realistically considered to be economically recoverable using existing technology, taking into account costs, sales prices and other prevailing economic conditions; often used with the modifying terms proven, The portion of a resource that is realistically considered to be economically recoverable using existing technology, taking into account costs, sales prices and other prevailing economic conditions; often used with the modifying terms proven, probable or possible as an indication of the degree of confidence of the estimate. All statements of reserves are only estimates and there is no guarantee any such estimates will be realized. See the 85-page 1998 revision of the Society of Petroleum Evaluation Engineers (SPEE) Monograph I, Guidelines for Application of the Definitions for Oil and Gas Reserves,  which was approved by the World Petroleum Congress in October 1996 and by the Society of Petroleum Engineers in March 1997 to illustrate the "Petroleum Reserves Definitions" codified in 1988 by the Reserves Definitions Committee, Society of Petroleum Evaluation Engineers for detailed description of reserves classifications.

Reservoir Conditions

Conditions of temperature and pressure existing within a given oil or gas reservoir in the subsurface.  Commonly used in estimates of oil and gas resource, in-place within the reservoir without adjustments for recovery.

Resource

An accumulation of petroleum, regardless of amount or extent, that may be commercially exploitable.  Only that portion of a resource which is commercially exploitable may be called reserves in accordance with the definitions of reserves classifications.  The resource is the total amount of petroleum contained in the accumulation without downward adjustment for the amount of petroleum which is not technically feasible to extract and the amount which is not economically justifiable to extract.  Resource is commonly referred to in the oil industry as OOIP, Original Oil in Place or OGIP, Original Gas in Place.

Seismic Anomaly

"Seismic anomalies" are a specific type of lead recognized only on seismic profiles. Seismic anomalies may also be a part of and/or characteristic of a particular prospect or play, but are not, of themselves, either prospects or plays.  Examples of seismic anomalies include bright spots, dim spots, flat spots, polarity reversals, attribute anomalies, character changes, fade-outs and gas chimneys.

Sumatran Light Crude or ”SLC”

Sumatran Light Crude, a category of crude oil with defined characteristics produced from the Minas field in Sumatra, Indonesia, and used as a benchmark in ICP oil price statistics and calculations and crude oil delivery contracts.

Wellbore	The hole produced by drilling. Otherwise referred to as a ‘well’ if successfully producing or being utilized or as a ‘dry hole’ if plugged and abandoned.
Wellhead	The accumulation of caps and valves at the surface end of the wellbore.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 10A :  GLOSSARY

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“B” :  ABBREVIATIONS OF UNITS OF MEASURE

In the above referenced filing the following commonly used oil and gas industry abbreviations for certain units of measure have the meanings ascribed to them below.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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API Gravity	A measure as defined by the American Petroleum Institute of the specific gravity or density of Crude Oil or Condensate.
B	As a part of an abbreviation, a reference meaning billion as in BCF (billion cubic feet).
Barrel	A volumetric measure of oil equal to 42 United States gallons at a temperature of 60 degrees Fahrenheit
bbl or bbls	Barrel or barrels
bbls/d or BPD	Barrels per day
BO	Barrels of oil
BOE

Barrels of Oil Equivalent.  An energy content equivalence measure used to compare oil and gas volumes.  One BOE is defined in the Production Sharing Contract as 6,000 standard cubic feet of natural gas, given that the natural gas is predominantly methane with a calorific value of 1,000 BTU per cubic foot of gas.  For Natural Gases with significantly different calorific values other conversion factors may apply.

BOPD	Barrels of oil per day, a flow rate
BTU	British Thermal Unit. A measure of energy content used in the evaluation of natural gas, defined as the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit
BWPD	Barrels of water per day; a flow rate
CF or cf	cubic feet
cf/d or CFD or CFPD	cubic feet per day
EOR	Enhanced Oil Recovery
GOR	Gas to Oil Ratio, a measure of the amount of natural gas produced relative to the amount of crude oil produced, commonly measured in standard cubic feet of gas per barrel of oil
KBE	Kelly bushing elevation. Located on the floor of the drilling rig, the kelly bushing is the usual reference for all depth measurements during drilling operations
M	As a part of an abbreviation, a reference meaning thousand, as in MBbls (thousand barrels) or MBO (thousand barrels oil)
MM	As a part of an abbreviation, a reference to million, as in MMCF (million cubic feet) or MMBO (million barrels oil)
Mscf/d	thousands of standard cubic feet of gas per day; gas production rate
psia	pounds per square inch absolute
Rupiah or Rp	Rupiah. Currency of the Republic of Indonesia
SCF	Standard cubic feet; referring to a volume of gas at standard conditions
SCF/d or SCFPD	Standard cubic feet per day; a flow rate
Standard Conditions

Conditions of temperature and pressure, defined by the American Petroleum Institute as 14.65 pounds per square inch at 60 degrees Fahrenheit, commonly used as a standard for volumetric measures of oil and gas at time and point of sale

STB/d	Stock Tank Barrels of oil per day; oil production rate
STB	Stock Tank Barrel. A barrel of liquid at stock tank conditions
STBO	Stock tank barrels of oil
Stock Tank Conditions	Naturally existing atmospheric conditions of temperature and pressure. Recoverable oil reserves are commonly quoted in ‘stock tank barrels’ (STBO)
T	As a part of an abbreviation, a reference to trillion as in TCF (trillion cubic feet)

E X H I B I T – 10A :  GLOSSARY

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“C” :  CONVERSION FACTORS

Conversion factors between common, internationally used, oil and gas industry units of measure and traditional American “oilfield” units are set forth in the following table and conform to “American Petroleum Institute” or “API” definitions. These conversions may be utilized for units expressed throughout this filing. Traditionally oil and gas are measured and described in terms of mass, volume and heat content. Mass and volume are not equivalent at all terms of pressure, temperature and composition and the API’s commonly accepted conversion factors either quote the actual composition, temperature and pressure at the time of measurement or adjust them to traditional “standard” conditions of 32 API degree gravity for oil, and standard temperature of 60 degrees Fahrenheit and standard pressure of 14.695 pounds per square inch.

To Convert From	To	Multiply By
Barrels of Oil Cubic Meters (m3) (oil) Cubic Meters (gas) Tonnes (1,000 kilograms) Barrels of Oil Feet Meters Miles Kilometers (km) Acres Hectares Acres Square kilometers	Cubic Meters (m3) (oil) Barrels (oil) Cubic Feet (gas) Barrels of 32° API oil Tonnes Meters Feet Kilometers ("km") Miles Hectares Acres Square kilometers Acres	0.159 6.290 35.305 7.280 0.137 0.305 3.281 1.609 0.621 0.405 2.471 0.005 247.1

--- End Exhibit-10A---

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 10B  :  PSC TERMS

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“A” : PRODUCTION SHARING CONTRACT TERMINOLOGY & DEFINITIONS

Certain words, terms, phrases and concepts used to describe Continental’s Indonesian oil and gas concessions, and the Production Sharing Contracts from whence they are derived, are unique or contractually defined and for the benefit of the reader are defined and described below.

AWP&B	Annual Work Program and Budget, a planning document prepared by a Production Sharing Contractor, submitted annually in advance of each calendar year to Pertamina for its review and approval
Bangkudulis	The name of a petroleum concession in Indonesia in which the Company has a participating interest. Often used to define Block or PSC, as in Bangkudulis Block or Bangkudulis TAC.
Bengara-II	The name of a petroleum concession in Indonesia in which the Company has a participating interest. Often used to define Block or PSC, as in Bengara-II Block or Bengara-II PSC.
Bengara-II Block

The 3,650 square kilometer area defined as the Contract Area within the Bengara-II PSC, located mostly onshore and partially offshore in the Indonesian province of East Kalimantan and within which the Contractor has exclusive rights to explore for and produce petroleum.

Budget

Cost estimates of all items included in the Work Program. The Budget is submitted annually in advance of each calendar year to Pertamina, for Pertamina’s approval together with the Work Program on which it is based.  Together with the Work Program, it is referred to as the AWP&B.

Contract Year	A period of twelve (12) consecutive months according to the Gregorian Calendar counted from the effective date of the PSC or from an anniversary of such effective date.
Contract Area	The geographic area in which exploration, development and other petroleum production activities are permitted to be conducted under a particular PSC.
Contractor	Unless the context otherwise indicates, the party contracting with Pertamina under a PSC; a Production Sharing Contractor.
Cost Oil or Cost Gas

Any oil or gas which is sold to recover the capital and non-capital operating costs incurred by the Production Sharing Contractor in the performance of oil and gas production activities within the Contract Area.  Cost Oil and Cost Gas are not taxable and all of the sales proceeds of Cost Oil and Cost Gas accrue to the benefit of the Production Sharing Contractor and not to Pertamina.

Cost Recovery

The signature feature of the PSC contract is the concept and PSC provision for "Cost Recovery". Cost Recovery is a PSC provision which provides that any Contractor making a commercial discovery of petroleum within his PSC contract area is allowed to fully recover ALL of expenditures, both accumulated past costs and all current costs as they are realized, within the contract area out of first revenue from oil and gas production prior to sharing any remaining revenue with Pertamina and the State.

Crude Oil

Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

Domestic Market Obligation or “DMO”

An obligation set forth in the PSC in which the Contractor is required to sell a portion (normally 25%) of its share of Profit Oil to Pertamina at a reduced price (normally 15% of market price) under certain circumstances (normally commencing after five years of production).

Firm Commitment

Typically, a PSC Contractor may not relinquish the PSC during the first three Contract Years.  The accumulated Work Commitment for the initial three Contract Years becomes the minimum amount the Contractor is obliged to expend under the Bengara-II PSC and is referred to as the “Firm Commitment”.  The Firm Commitment for the Bengara-II PSC is US$7,000,000.  The Firm Commitment for the Yapen PSC is US$5,000,000.

First Tranche Petroleum or “FTP”

A PSC term and obligation set which sets aside a fixed percentage of the first portion of Crude Oil or Natural Gas produced from a Contract Area, 15% in the case of Yapen PSC and 20% in the case of Bengara-II PSC, and subjects it to sharing between Pertamina and the Contractor at the PSC – specified shareable Profit Oil or Profit Gas rate, prior to making any deductions from production for cost recovery.

Force Majeure

A PSC term referring to delays or default in performance under the PSC caused by circumstances beyond the control and without the fault or negligence of Pertamina and/or Contractor that may affect economically or otherwise continuing operations under the PSC, including but not restricted to Acts of God or the public enemy, perils of navigation, fire, hostilities, war (declared or undeclared), blockade, labor disturbances, strikes, riots, insurrections, civil commotion, quarantine restrictions, epidemics, storm, earthquakes, or accidents.

Indonesian Income Tax Law	The prevailing Republic of Indonesia Tax Code including all the related and applicable regulations.
Investment Credit

A provision of some PSCs (and a term of the Bengara-II PSC but not included in the Yapen PSC) pursuant to which Pertamina allows the Contractor to recover an extra percentage of the costs of certain expenditures for depreciable assets, as an incentive to stimulate production-enhancing expenditures.  Separate investment credit percentages may apply for oil and for gas production assets.

MIGAS

An Indonesian oil and gas regulatory authority, the Directorate General of Oil and Gas, a divisional office of the Ministry of Mines and Energy. Production Sharing Contractors to Pertamina are subject to regulations issued by MIGAS, particularly with regard to safety and environmental issues.

MME

The Ministry of Mining and Energy of the Republic of Indonesia.  Production Sharing Contractors to Pertamina are subject to regulations issued by MME and decrees issued by the Minister, particularly with regard to governmental policy and PSC contractual issues.

Natural Gas

All associated and/or non-associated gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casing head gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

Operating Costs

Expenditures made and obligations incurred in carrying out Petroleum Operations in the Contract Area pursuant to the PSC and as determined in accordance with the Accounting Procedure prescribed by the PSC.

Pertamina	Perusahaan Pertambangan Minyak dan Gas Bumi Negara, the Indonesian national oil company; a signatory to, with administrative authority over, all PSC’s.
Petroleum Operations	All exploration, development, extraction, producing, transportation, marketing, abandonment and site restoration operations authorized or contemplated under the PSC
Petroleum	Includes both crude oil and natural gas
Production Bonus

An amount payable in cash by the Contractor to Pertamina pursuant to the PSC upon reaching certain cumulative production levels from within the PSC contract area.  Production bonuses are not cost recoverable from production pursuant to the PSC

Production Sharing Contract or “PSC”	The standard type of contract through which the Republic of Indonesia grants oil and gas exploration and production concessions to private industry.
PSC, Standard Terms

The standard type of contract through which the Republic of Indonesia grants oil and gas exploration and production concessions to private industry. The Company’s Bengara-II PSC is a standard terms PSC.

PSC, Frontier Terms

The modified form of the standard type of contract through which the Republic of Indonesia grants oil and gas exploration and production concessions to private industry with commercial terms substantially more favorable to the production sharing contractor for certain PSC contract areas in which the RI government wishes to provide added incentive to stimulate exploration. The Company’s Yapen PSC is a Frontier Terms PSC.

Production Sharing Contractor	The name given any signatory company or group of companies acting in singular capacity as the Production Sharing Contractor to Pertamina pursuant to a Production Sharing Contract.
Profit Oil or Profit Gas

In accordance with the provisions of the PSC, crude oil or natural gas produced from a PSC contract area which is shared between Pertamina and the Contractor according to a production sharing split set forth in the PSC after first subtracting any applicable Cost Oil or Cost Gas.

Signature Bonus

A provision of any PSC obliging the Contractor to pay to Pertamina in cash or other consideration such as goods or services, at or near the time of signature of the PSC.  Signature bonuses are not cost recoverable from production pursuant to the PSC.

Technical Assistance Contract or “TAC”

A modified form of the standard type of contract through which the Republic of Indonesia grants oil and gas exploration and production concessions involving reduced exploration risk properties to private industry. The Company’s Bangkudulis Field Development project is held under a TAC.

Uplift

A term used to describe a provision unique to the Company’s Bangkudulis TAC under which the TAC Contractor is permitted to recover 130% of its actual drilling costs as an incentive to drill in a prescribed portion of the TAC contract area.

Work Commitment

The obligation of a Contractor to expend at least a minimum monetary amount for work within the Contract Area for each of the first 10 Contract Years of the 30 year PSC term.  The Work Commitment is set forth in the PSC and, although the monetary amount may also be accompanied with a description of contemplated work activity for the stipulated amount, the term "Work Commitment" is used to refer to the monetary amount as opposed to the activity.  Both under-expenditures and over-expenditures of any single Contract Year’s Work Commitment may be carried forward into successive Contract Years provided that on entering each successive Contract Year the Contractor incurs the Work Commitment for that Contract Year.  Once a Contractor has fulfilled the Firm Commitment, provided that it has satisfied the Work Commitment for a Contract Year, the Contractor may relinquish the PSC Contract Area at the end of any Contract Year and thereby be released from all subsequent Contract Year Work Commitments.

Work Program

A defined term in the PSC meaning a statement itemizing the Petroleum Operations to be carried out in the Contract Area by the Contractor during any calendar year.  The Work Program is conceived and prepared by the Contractor and is submitted annually in advance of each calendar year to Pertamina, for Pertamina’s approval together with a Budget.  The Work Program and Budget are together referred to as the “Annual Work Program & Budget” or AWP&B.  The Work Program which is a discretionary calendar year plan conceived by the PSC Contractor is distinguished from the Work Commitment which is a fixed monetary expenditure stipulated on a Contract Year basis.

Yapen	The name of a petroleum concession in Indonesia in which the Company has a participating interest. Often used to define Block or PSC, as in Yapen Block or Yapen PSC.
Yapen Block

The 9,500 square kilometer area defined as the Contract Area within the Yapen PSC, located entirely offshore in the Indonesian province of Irian Jaya and within which the Contractor has exclusive rights to explore for and produce petroleum.

E X H I B I T – 10B  :  PSC TERMS

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“B”  :  PRODUCTION SHARING TERMS AND CONDITIONS

The following discussion of the production sharing contract concession arrangement pursuant to which the Company holds its principal oil and gas properties is provided for background and purposes of additional descriptive reference from the discussion in the main body of the Form-20F annual reports filed by the Company.

PRODUCTION SHARING CONTRACTS

To achieve national development objectives in the oil/gas sector, the government of the Republic of Indonesia actively sought foreign oil companies for their risk capital and technical expertise.  As an instrument through which to grant concessions to foreign oil companies, the Production Sharing Contract (“PSC”) was introduced in 1966 replacing an older “Contract of Work” system. Indonesia pioneered the original PSC.  Similar PSC-type systems are now employed by many countries worldwide.  Since the first introduction of the PSC, Indonesia has evolved a variety of slightly modified forms of the basic PSC theme with the cooperation of foreign and national Contractors.  These include Technical Assistance Contracts (“TAC’s”), Joint Operation Body agreements (“JOB Agreements”), Joint Operating Agreements (“JOA’s”), First Tranche Petroleum (“FTP”) agreements and Enhanced Oil Recovery Agreements (“EOR’s”).  PSC’s of these separate varieties are often referred to by the name of the Contract Area and the type of PSC rather than by the more generic “PSC” term.

The production sharing-based system used in Indonesia and other countries may be contrasted with royalty-based systems used in the United States and many other developed countries.  Under production sharing systems, exploration, development and production costs are recouped from the value of petroleum produced.  The balance is “shared” between the private sector operator and the government (which, in the case of Indonesia, includes Pertamina).  Under royalty systems, the private sector operator must pay a fixed amount for each barrel (or other measure) of petroleum produced regardless of overall costs and whether they have been recouped.  In production sharing systems, the government receives less revenue when costs are high or prices are low, thus protecting operators from some development and market risks.  In royalty systems, operators are given more independence because the government has no interest in costs incurred, and operators retain more benefits of cost savings and high market prices.

Pertamina enjoys a government-granted monopoly on the exploitation of all hydrocarbon resources in Indonesia.  PSC’s are the mechanism by which it shares its rights with private sector participants.  Pertamina effectively has the power to negotiate, issue and sign PSC’s in all their forms, although the signing of PSC’s requires presidential and ministerial approval.  Payments of cost recovery and production sharing to PSC Contractors are generally administered and effected by Pertamina.

Production Sharing Contract Term & Administration - The Production Sharing Contract or PSC is the form by which the government of Indonesian grants oil and gas concession rights.  All PSC contracts are negotiated, awarded and supervised by Pertamina, the Indonesian state oil company. Pertamina refers to holders of its PSC's as production sharing "Contractors". In return for a commitment to conduct an exploration work program of specified, annual minimum expenditure monetary amounts, a "Work Program", a Contractor signing a PSC will receive exclusive rights to explore for and exploit and produce any petroleum found within his PSC contract area.

Cost Recovery - The signature feature of the PSC contract is the concept and PSC provision for "Cost Recovery".  Cost Recovery is a PSC provision which provides that any Contractor making a commercial discovery of petroleum within his PSC contract area is allowed to fully recover ALL of his prior expenditures within the contract area out of first revenue from oil and gas production prior to sharing any remaining revenue with Pertamina and the State.  Other important PSC terms are described below.

Expiry - If a Contractor has not established commercial petroleum production from a PSC contract area within the ten year Exploration Period, the PSC expires and terminates at the end of the tenth year or any extensions thereof.  If commercial petroleum production is established within the contract area, the PSC will remain in full force and effect for the full 30-year term.  Any remaining or future Work Commitment expenditure obligations are cancelled at the time of a commercial discovery.

PRODUCTION SHARING CONTRACTS - VARIATIONS

The Bengara-II PSC is a "Standard" PSC of the form employed by Pertamina for all oil and gas concessions in Indonesia.  The Yapen PSC is a slightly modified form of the "Standard" PSC, referred to as a "Frontier Terms PSC", and is intended to provide incentives to oil companies to stimulate exploration in the underdeveloped areas of eastern Indonesia and deep water offshore.  With the exception of the differing production sharing percentage splits and the absence of investment credits in "Frontier Terms PSC's" there is otherwise no difference in the two types of PSC contracts. However, the differing production sharing terms are substantial.  Under Frontier Terms, Apex Yapen is entitled to receive, after cost recovery, a production share of 62.5% of all oil produced and 71.4% of all gas produced from the Yapen Block as compared to "Standard Terms" under which Apex Bengara shall receive 26.7% of oil produced and 62.5% of all gas produced from the Bengara-II Block.

TAC Variation - The Technical Assistance Contract or “TAC” is a slightly modified form of the standard PSC employed by Pertamina when granting concessions to contract areas that contain some element of proven reserves and expressly DO NOT involve exploration.  Commonly TAC contracts are granted to cover rehabilitation of old oil fields, implementation of enhanced oil recovery programs in existing fields and lastly to develop small or marginal oil or gas discoveries which have been made but not yet exploited.  The contractor’s work commitment is focused on development, appraisal and exploitation of the existing reserves rather than exploration. TAC’s normally cover much smaller geographic contract areas than PSC’s limited to the agreed extents of the subject field or find and TAC’s carry a term of 20-years as opposed to the PSC’s 30-year term.  Otherwise the TAC’s are almost identical to standard PSC’s including the production sharing terms.  The Company’s Bangkudulis Block property is held under a TAC.  Actual production sharing terms for Bangkudulis TAC are the same as for the Bengara-II PSC, 26.7% of oil produced and 62.5% of all gas produced. See section below entitled “Material Events Occurring Since Last Fiscal Year End - GAT Bangkudulis Acquisition Signed”.

Annual Work Program & Budget - Each Contractor is responsible to Pertamina for the preparation and submission of an AWP&B for each separate Contract Area.  Each AWP&B must be approved by Pertamina annually in advance of work program execution.  Typically the amount spent by a Contractor in any given year will correspond to the Contractor’s work commitment for the PSC contract year.  The Contractor is responsible for the execution of each year’s work program.  The Contractor files monthly, quarterly and annual financial statements and technical work progress reports with Pertamina.

Plan of Development for Discoveries - For each significant discovery within a Contract Area, the Contractor may file a Plan of Development (“POD”) with Pertamina.  The POD is a comprehensive technical and financial justification and plan for the commercial exploitation of the discovery, and is subject to Pertamina approval.  Once Pertamina approves the POD, the Contractor may commence commercial petroleum production and sell that production to Pertamina according to the PSC terms.

Audits - As a general rule, Pertamina does not audit a Contractor’s activities until it grants POD approval.  The Contractor can expect a Pertamina audit annually thereafter.  The primary purpose of Pertamina audits is to ensure that any funds claimed by the Contractor to be “cost recoverable,” or subject to cost recovery from Contract Area production, were actually expended by the Contractor in the performance of petroleum operations within the Contract Area and in accordance with the PSC and prevailing Pertamina regulations. The Pertamina auditors certify which expenditures by the Contractor are cost recoverable and which, if any, are not.  Once certified, the Contractor may recover costs in accordance with the PSC terms without further comment by Pertamina.  In theory, Pertamina may reject cost recovery of expenditures by the Contractor which were not spent (1) pursuant to a Pertamina approved AWP&B, (2) in accordance with Pertamina procurement regulations, or (3) in accordance with PSC terms and conditions.  In practice, if the Contractor can document and show good cause for any expenditures in support of petroleum operations in the Contract Area, it is likely that such expenditures will be approved by the auditors and therefore recoverable, even though apparently not meeting all of these three conditions.

Cost Recovery.  - The key defining feature of a PSC is that all “operating costs” (as defined) incurred by the Contractor within the Contract Area pursuant to a Pertamina-approved Work Program are fully recoverable from petroleum production in the Contract Area.  This concept is referred to as “cost recovery.”  “Operating costs” for the current year, as defined in PSC accounting procedure, consist of all current-year non-capital costs, plus current-year depreciation on capital costs, plus any operating costs not yet recovered from prior years.  Capital costs include expenditures for assets which have useful lives in excess of one year, and are depreciated commencing in the year the asset is placed in service at rates which vary depending on the type of asset.  Generally, assets are depreciated using a declining balance method, and are fully depreciated within seven years.  All costs that do not meet this description, although possibly amortizable under GAAP, are expensed and not depreciated.  Subject to limitations imposed by the PSC’s First Tranche Petroleum (“FTP”) provision, if any, the Contractor is entitled to take and sell for his own account, tax-free, as much oil produced by the Contractor from the Contract Area as is required to recover its current and past period operating costs.  Production sold to recover allowable costs is referred to as “Cost Oil.”  Cost recovery in a particular Contract Area is “ring-fenced,” meaning that unrecovered costs from one PSC cannot be recovered from revenue of another PSC.  Generally, “ring fencing” arises from the requirement that each PSC must have a separate corporate entity as Contractor.

Production Sharing.  - Following deduction of Cost Oil, the balance of total production is known as “Profit Oil.”  Profit Oil is shared between Pertamina and the Contractor on the basis of a fixed percentage set out in the PSC.  Two basic Profit Oil splits are commonly used by Pertamina in PSC’s, one known as “standard terms” and one known as “frontier terms” which is more favorable to the Contractor and is restricted in use to PSC’s covering remote or frontier areas to provide the Contractor additional economic incentive to explore there. In “standard terms”  PSC’s including Bengara-II PSC, the Profit Oil split, or production share, for crude oil is fixed at 73.2143% for Pertamina and 26.7857% for the Contractor.  For natural gas the standard PSC split is 37.5% for Pertamina and 62.5% for the Contractor. In “frontier terms” PSC’s such as Yapen PSC the Profit Oil split is 37.5% for Pertamina and 62.5% for the Contractor and gas is shared 71.4286% for the Contractor and 28.5714% for Pertamina.

First Tranche Petroleum.  - PSC’s typically provide that each year, a quantity of production referred to as First Tranche Petroleum (“FTP”), is first shared according to the production sharing split before recovery of costs and deduction of Cost Oil is permitted. FTP is set at 20% in the Bengara-II PSC and 15% in the Yapen PSC. This limits the amount of cost recovery to the remaining balance of production (usually 80%) in any given year.  Recovery of unrecovered operating costs carried over from prior years may also be limited to a percentage of the value of total production within the overall limitation on cost recovery.

Investment Credits.  - As an incentive for the Contractor to  make capital investments and recover such expenditures through depreciation over time rather than directly in the case of a  non-capital investment,  an investment credit provision has been introduced into PSC’s.  The investment credit provides that the Contractor may recover a certain percentage of its capital expenditures from total Contract Area production after FTP but before cost recovery. The investment credit percentage is  15.78% in the Bengara-II PSC for costs associated with crude oil development projects and 102.14% for certain capital investment costs in gas development  projects. There is no investment credit provision in frontier terms PSC’s such as Yapen PSC.

Domestic Market Obligation.  - After five years from the date of first production from any given field within a Contract Area, the Contractor is required to fulfill a Domestic Market Obligation (“DMO”).  The DMO provision obliges the Contractor to sell  25% of the Contractor’s share of Profit Oil to Pertamina to supply the Indonesian domestic market at a pre-agreed discount price equivalent to  25% of the prevailing market price in the case of the Yapen PSC and 15% of market price in the case of the Bengara-II PSC.  The DMO  does not apply to natural gas production.

Marketing of Petroleum Produced.  - Generally, PSC production of oil and gas may be taken in kind and freely marketed and exported by the Contractor.  If Pertamina’s share of production is marketed by the Contractor to third parties, normally the crude oil sold is valued at the net realized price (f.o.b. Indonesia) received by the Contractor.  If a more favorable price is available to Pertamina, then the Contractor must meet such price if notified by Pertamina, or Pertamina can choose to market its share of such petroleum itself.  In any year in which the quantity of petroleum to which Pertamina is entitled is less than 50% of total production, Pertamina has the option to market up to 50% of the total petroleum produced from the Contract Area for the recovery of operating costs, provided that the net realized price for such petroleum is not less favorable than that available to the Contractor.

--- End Exhibit-10B PSC TERMS ---

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 10C  :  INDONESIA UPDATE

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“A”  :  SOCIAL, ECONOMIC AND POLITICAL SITUATION

SOURCES OF INDONESIAN OIL SECTOR, POLITICAL AND ECONOMIC ANALYSIS DATA

The following sections describe the current overview status of the Indonesian petroleum industry. The source of the following information is contained in periodically updated form at three important internet websites. The Company urges readers interested in a comprehensive overview of the current status of the Indonesian energy industry and world oil markets to refer to and utilize these authoritative, independent source of current and periodically updated information on the Indonesian petroleum sector.

1.

A “Country Analysis Brief” for Indonesia is updated annually, usually in December, and published by the USA Department of Energy’s (“DOE”) Energy Information Administration (“EIA”) unit. The brief is freely available in its entirety by download from the DOE-EIA at its internet website located at URL http://www.eia.doe.gov/emeu/cabs/indonesa.html.

2.

The “Annual Petroleum Report – Indonesia” is researched, compiled and published annually, usually in October, by the staff of the US Embassy in Jakarta.  This authoritative annual publication is a fine reference for specific and detailed statistical information about the current Indonesian petroleum sector.  It also contains knowledgeable information about the current political situation in Indonesia and possible effects upon the Indonesian petroleum industry.  The US Embassy also produces other reports valuable for reference on the Indonesian economic and political situation. The entire text of the latest “Annual Petroleum Report – Indonesia” may be downloaded in “PDF” file format from its internet website located at URL http://www.usembassyjakarta.org.

3.

An “Annual Statistics Bulletin” for members is published by the Organization of Petroleum Exporting Countries” and is available for download in “PDF” file format from its internet website http://www.opec.org/Publications/AB/AB.asp.

ADDITIONAL INDEPENDENT SOURCES OF INFORMATION

Additional independent sources of information regarding the Indonesia social, political and financial situation as well as economic analysis and political issues can be found at the following recommended websites.

1.

General economic and factual information on Indonesia in an overview form is published in the CIA’s World Fact Book at their website URL http://www.odci.gov/cia/publications/factbook/geos/id.html.

2.

The US State Department publishes “Country Background Notes” summarizing useful economic, political and commercial background information on most countries, which is usually updated annually. For Indonesia are found at website http://www.state.gov/www/background_notes/indonesia_0010_bgn.html.

3.

A comprehensive 1992 US Library of Congress study on Indonesia provides informative detailed historical information on Indonesia but due to its publication date is somewhat out of date on current events. It can be found at Internet URL: http://lcweb2.loc.gov/frd/cs/idtoc.html.

4.

The link to the website for the Jakarta Post, a leading English language daily newspaper published on-line is particularly recommended for daily news reporting on current Indonesian events.  The Jakarta Post can be reached directly at URL http://www.thejakartapost.com.

5.

See URL http://www.usembassyjakarta.org/econ/economictrends.html for a report on “Economic Trends” updated at least annually, usually in July, by US Embassy staff in Jakarta with economic facts, analysis and opinions on future Indonesian economic developments.

6.

See URL http://www.usembassyjakarta.org/econ/investment.html for the latest report on the Indonesian “Investment Climate” with useful information updated at least annually, usually in May, by US Embassy staff in Jakarta for those investors considering investments in Indonesia.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 10C  :  INDONESIA UPDATE

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“B”  :  OVERVIEW OF INDONESIAN OIL AND GAS INDUSTRY

The following sections describes the current overview status of the Indonesian petroleum industry and is derived entirely from the three internet sources described and cited in the preceding section.

Introduction - Indonesia currently holds proven oil reserves of 5 billion barrels. This represents a 14% decline in proven reserves since 1994. Much of Indonesia's proven oil reserve base is located onshore.  Central Sumatra is the country's largest oil producing province and the location of the large Duri and Minas oil fields. Other significant oil field development and production is located in accessible areas such as offshore northwestern Java, East Kalimantan, and the Natuna Sea. Indonesian crude oil varies widely in quality, with most streams having gravities in the 22o to 37o API range. Indonesia's two main export crudes are Sumatra Light Crude (“SLC”), often referred to as “Minas” crude after the name of the field of origin, having a 35o API gravity, and the heavier, 22o API gravity “Duri” field crude.

Petroleum Potential - Indonesia’s aggregate explored and unexplored oil and gas resources were estimated as of January 1997 at 73.30 billion barrels of oil and 307.95 trillion cubic feet of natural gas.  The country has 60 tertiary sedimentary basins and sub-basins with potential for trapping and accumulation of significant hydrocarbon resources, covering an area of more than 2 million square kilometers.  Of the 60 basins, 38 have been thoroughly explored, of which 24 yielded significant reserves and 14 are currently producing.

Exploration - The majority of Indonesia's producing oil fields are located in the central and western sections of the country.  Therefore, the focus of new exploration has been on frontier regions, particularly in eastern Indonesia.  Sizable, but as of yet unproven, reserves may lie in the numerous, geologically complex, pre-tertiary basins located in eastern Indonesia.  These regions are much more remote and the terrain more difficult to explore than areas of western and central Indonesia.

Production Enhancement - Companies producing from existing fields are investing in programs to increase recovery rates and to prolong the life of the fields.  Caltex, a Chevron/Texaco joint venture, which has the largest operation of any multinational oil company in Indonesia, is undertaking a steam injection project at the Duri field on Sumatra.

Oil Production - In 2000, Indonesia ranked seventeenth among world oil producers, with approximately 1.9 percent of the world's production. At 1.41 million barrels of oil per day (MMB/D) in 2000, Indonesia's production of crude oil and condensate continued a gradual decline from 1.55 MMB/D in 1999 and 1.56 MMB/D in 1998. Caltex is the largest single independent Indonesian oil producer with some 758,000 BOPD or 48% of the nation’s total.  Other large producers are Maxus with 9%, Conoco, Arco and Unocal with 6% each, Mobil with 5%, Vico and Total with 4%, and Pertamina with 3%.

World Rank - Indonesia is the second largest oil producer, after China, in the Asia Pacific Region with over 27% of the region’s oil production.  Indonesia ranks 17th, behind Canada, in the list of the world’s largest oil producers, accounting for about 2.4% of the world’s annual production.  Indonesia is the third oldest oil producer in the world after the United States and Russia, with production having commenced more than a century ago.

OPEC Position - Of the 11 members of the Organization of Petroleum Exporting Countries (“OPEC”), Indonesia ranks ninth among OPEC producers with production about 5% of the OPEC total. Statistics available for last quarter of 2001 indicate that Indonesia’s OPEC quota for crude oil production is 1,125,000 barrels per day. Its actual crude oil production for the same period was 1,170,000 barrels per day (not counting lease NGL’s) and its total forecast production capacity for the same period is 1,250,000 barrels per day. The Organization of Petroleum Exporting Countries (OPEC) was founded in Baghdad, Iraq, in September 1960, to unify and coordinate members' petroleum policies. OPEC members' national oil ministers meet regularly to discuss prices and, since 1982, to set crude oil production quotas. Original OPEC members include Iran, Iraq, Kuwait, Saudi Arabia, and Venezuela. Between 1960 and 1975, the organization expanded to include Qatar (1961), Indonesia (1962), Libya (1962), the United Arab Emirates (1967), Algeria (1969), and Nigeria (1971). Ecuador and Gabon were members of OPEC, but Ecuador withdrew in December 1992, and Gabon followed suit in January 1995. US-DOE Energy Information Agency estimates the current eleven OPEC members account for roughly 40% of world oil production and about 77% of the world's proven oil reserves.

Crude Oil Reserves - Indonesia currently has proven oil reserves of slightly under 5 billion barrels, approximately 14% less than in 1994.  Indonesia’s proven and probable reserves were reported at year-end 2000 at 9.8 billion barrels of oil.

Petroleum Exports - The dollar value of Indonesia’s oil and gas exports rose to $14.4 billion in 2000, compared with $9.8 billion in 1999. In the first six months of 2001, oil and gas exports reached $7.0 billion. Oil and gas imports also rose in 2000 to $6.0 billion, compared with $3.7 billion a year earlier. In the first six months of 2001, crude oil and oil product imports totaled $3.1 billion. The leading destinations for export of Indonesian crude oil and condensate in 1996 were Japan (37%), China (18%), South Korea (12%), Singapore (8%) and the United States (7%).  Major purchasers of LNG are Japan (63%), South Korea (26%) and Taiwan (11%).

Petroleum Imports - Indonesia imports crude oil from other countries as additional feedstock for its refineries.  Domestic crude oil tends to be heavy and waxy and not suitable as the sole feedstock for production of middle distillates such as gasoline, kerosene and diesel, which are in high demand in the domestic market.  Indonesian crude oil is often blended with lighter crudes, mostly from the Middle East. In 2000, Indonesian crude oil imports rose to 90 million barrels from 71.8 million barrels in 1996, largely from Saudi Arabia, Nigeria and Malaysia, with imports valued at $2.3 billion for the year. Fuel product imports rose significantly to 90 million barrels valued at $3.0 billion for the year due to increased domestic demand and limited refinery capacity. Domestic fuel consumption increased to 54.8 million kiloliters in 2000, about 4.5 million kiloliters higher than pre-crisis levels.

Refineries - Indonesia has eight refineries, all owned by Pertamina, with a combined design capacity of 1.02 Million BOPD.  The largest refineries are in Cilacap, Central Java; Balikpapan, East Kalimantan; and Balongan, West Java, with capacities of 285,000 BOPD, 241,000 BOPD and 125,000 BOPD respectively. In 2000 Indonesian refineries processed crude oil equal to approximately 96% of total design capacity.

Natural Gas - Indonesia’s Natural Gas Reserves are estimated at 170.3 trillion standard cubic feet (TSCF) - 94.7 TSCF proven and 75.6 TSCF potential. Gross annual Natural Gas production is 2.9 trillion cubic feet (TCF). Export revenue from LNG and LPG totaled $7.2 billion in calendar year 2000. Indonesia has natural gas reserves of over 170.3 trillion standard cubic feet (TSCF) Under production sharing contracts (PSCs) with Pertamina, Indonesia's largest Natural Gas producers are Exxon/Mobil, Total, Vico, Arco and Unocal.

LNG & LPG - The largest percentage of Indonesia's natural gas production is processed into LNG and LPG, followed by use by the electricity and petrochemical sectors. LNG production at Arun and Badak (Bontang) for 2000, at 27.3 million metric tons (MMT), fell slightly from 1999 production of 29.8 MMT, reversing the upward trend of the preceding years. Japan, South Korea and Taiwan were the key markets for LNG. LPG production fell further to 2.1 MMT from 2.3 MMT in 1999, with exports also falling from a 1993 peak to 1.31 MMT to the four top customers -- Japan, Hong Kong, Taiwan and Australia. The government continued actively to promote BP's giant Tangguh gas field, under development in Papua, with a particular focus on potential markets in China and India and awarded a contract for development of Bontang's Train I expansion.

New Investment - Expenditures by petroleum companies declined 10 percent in 2000 to US $3.6 million from $4.0 million in 1999. The upward trend in the number of new exploration and appraisal wells peaked in 1998 at 145, then fell to 89 in 1999 and 82 in 2000, significantly below the 100 wells drilled in both 1996 and 1997. Unocal continued its ambitious drilling program in the deepwater, offshore East Kalimantan blocks. The number of new production sharing contracts (PSC's) signed improved to 5 in 2000, from 4 in 1999 and the record 29 signed in 1997. Ten contracts were totally relinquished. Three new PSC's were signed in May 2001.

Fiscal Policy - In line with its International Monetary Fund (IMF) commitments, the government is still pressing forward with plans to hike domestic fuel prices and secure passage of a new draft oil and gas law in the face of earlier failures on both fronts. Fuel prices were raised across the board first in October 2000, then again in June 2001. The Indonesian Parliament (DPR) agreed to a further 30-percent increase planned for January, which, if implemented in a timely fashion, would reduce the GOI's fuel subsidy burden from Rp 53.7 trillion in 2001 (21 percent of central government spending) to Rp 32.3 trillion (13 percent). As a step forward toward reforming Indonesia's petroleum sector, the DPR passed the oil and gas bill into law in a plenary session on October 23, replacing Oil and Gas Law No. 44/1960 and Law for Pertamina No. 8/1971. The new law changes the face of Indonesia's petroleum sector by radically redefining the role of state-owned Pertamina and deregulating the downstream market. The Government was also implementing Law 22/1999 on Regional Autonomy and Law 25/1999 on Fiscal Decentralization, which entered into force in January 2001. While current petroleum contracts would be grand fathered, uncertainty over details of the implementing regulations and specific policies continued to create uncertainty and diminished the level of new investments in the petroleum sector.”

Legal Framework Of The Indonesian Oil And Gas Sector - The basic philosophy of the Indonesian government regarding natural resources is set out in Article 33 of the 1945 Constitution, which places natural resources in the jurisdiction of the State, for the benefit of the people.  The government controls the exploitation of all natural wealth including petroleum resources within the country. The development and exploitation of petroleum resources within Indonesia is under the supervisory control of Pertamina.  Pertamina was incorporated in 1968 for the purpose of taking responsibility for all petroleum activities in the country including exploration, production, refining, transportation and marketing.  Its exclusive rights are set out in Law No. 8 of 1971.  Pertamina operates under the broad authority of the Directorate General for Oil and Gas (“MIGAS”) of the Ministry of Mining and Energy of the Indonesian Government (“MME”). The Indonesian Government is currently in the process of amending Law No. 8 of 1971.  It is very likely that under the revised law, responsibility for granting and supervising oil and gas exploration and production concessions through Production Sharing Contracts (“PSC’s”), and the right to share in production revenues under PSC’s with oil company operators, will be transferred from Pertamina to the MME.  Following a transition period, Pertamina’s involvement in oil/gas exploration and production would be as a PSC Contractor to MME in its own right. Generally, foreign investment in Indonesia is regulated by Law No. 1 of 1967 and subsequent amending legislation, which is administered by the Capital Investment Coordinating Board (“BKPM”).  One of the most significant exceptions to this rule is oil and gas exploration and exploitation, for which foreign companies are able to negotiate and operate directly with Pertamina without BKPM approval or oversight.

Production Sharing Contracts - See Exhibit-10B: PSC-Terms for a comprehensive overview of the production sharing contract oil and gas concession system as used in Indonesia.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 10C  :  INDONESIA UPDATE

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“C”  :  INDONESIAN CRUDE OIL PRICES

Crude oil prices in Indonesia are posted monthly by Pertamina and represent the prices that Pertamina will pay Contractors for production for that month.  The benchmark price posted by Pertamina is referred to as the Indonesian Crude Price (“ICP”), and represents the price of a certain crude oil produced from the Minas Field in South Sumatra, known in international markets as Sumatran Light Crude (“SLC”).  All other crude oils produced in Indonesia are priced by Pertamina by adding to or subtracting from the ICP, based on the quality and value of each crude oil compared to SLC.  Pertamina posts prices for over 40 varieties of Indonesian crude oil each month.  The posted ICP may differ from the prevailing SLC market price on any given day.  Historically the ICP tends to fall midway between the two world spot prices for West Texas Intermediate crude and North Sea Brent crude.  The Company has the full right to export all production it may realize from the Bangkudulis, Bengara-II or Yapen PSC Contract Areas and sell it on the world market at prevailing world market prices or the most favorable long term contract it can negotiate.  Alternatively the Company could sell its production to Pertamina and be assured of getting the posted ICP price suitably adjusted for quality. Bangkudulis crude is expected to sell at a price equal to SLC without any adjustment. Pertamina’s crude oil marketing arm “Perta” posts a variety of prices for several Indonesian crudes including SLC or ICP located at its internet website at URL: http://www.perta.com/icp.html. The following table shows the actual posted price for SLC/ICP for each month during the calendar year 2001.

Indonesian Crude Oil Pricing Posted For Production During Month Shown
Posted For Month Of	US$/Barrel ICP or SLC Crude Price
	Year 2002	Year 2001	Year 2000	Year 1999
January	18.63	24.12	24.57	10.99
February	18.84	25.49	26.24	10.56
March	22.62	25.39	27.19	12.03
April	25.35	27.35	24.12	15.20
May	25.37	28.18	27.96	16.29
June	24.28	27.83	30.68	16.27
July	24.97	25.04	30.16	18.11
August	25.64	24.77	29.95	19.55
September	27.13	24.68	32.95	21.80
October	28.83	19.35	32.47	22.38
November	27.76	18.06	31.06	23.74
December	31.84	17.60	25.03	24.22

--- End Exhibit-10C INDONESIA UPDATE ---

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 11  :  ATTACHMENT TO ITEM-#17 FORM-20F

FINANCIAL STATEMENTS AT END FISCAL 2000 7/31/02

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“A”  :  AUDITOR'S REPORTS

CONTINENTAL ENERGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

31 JULY 2002

U.S. Funds

STALEY, OKADA & PARTNERS

Chartered Accountants

INDEPENDENT AUDITORS’ REPORT

To the Directors of Continental Energy Corporation:

We have audited the consolidated balance sheet of Continental Energy Corporation (a development stage company) as at 31 July 2002 and 2001 and the consolidated statements loss and cash flows for the years ended 31 July 2002, 2001 and 2000 and cumulative from 1 August 1993 through 31 July 2002 and the consolidated statement of shareholders’ equity (deficiency) from 31 July 1999 through 31 July 2002.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards for the years ended 31 July 2002 and 31 July 2001.  All prior years were audited in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at 31 July 2002 and 2001 and the results of its operations and the changes in its cash flows for the years ended 31 July 2002, 2001 and 2000 and cumulative from 1 August 1993 through 31 July 2002 in accordance with Canadian generally accepted accounting principles.  As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

"Staley, Okada & Partners"

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
6 December 2002	CHARTERED ACCOUNTANTS

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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COMMENTS BY AUDITORS FOR U.S. READERS

ON CANADA-U.S. REPORTING CONFLICT

To the Directors of Continental Energy Corporation:

In the United States, reporting standards for auditors require the expression of a qualified opinion when financial statements are affected by significant uncertainties such as those referred to in Note 1 to these financial statements.  The above opinion on our report to the shareholders dated 6 December 2002 for the years ended 31 July 2002, 2001 and 2000 is not qualified with respect to, and provides no reference to these uncertainties since such an opinion would not be in accordance with Canadian reporting standards for auditors when the uncertainties are adequately disclosed in the financial statements.

"Staley, Okada & Partners"

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
6 December 2002	CHARTERED ACCOUNTANTS

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

The preparation and presentation of the Company’s financial statements is the responsibility of management.  The financial statements have been prepared in accordance with Canadian generally accepted accounting principles and necessarily include estimates which are based on management’s best judgments.  Information contained elsewhere in the Annual Report is consistent, where applicable, with that contained in the financial statements.

Management is also responsible for installing and maintaining a system of internal controls to provide reasonable assurance that assets are safeguarded and that reliable financial information is produced for preparation of financial statements.

Staley, Okada & Partners, a firm of chartered accountants, were appointed by the shareholders as external auditors to conduct an independent examination and express their opinion on the financial statements.  The Auditors’ Report outlines the auditors’ opinion and the scope of their examination.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control.  The Board exercises these responsibilities with the assistance of the Audit Committee of the Board.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 11  :  ATTACHMENT TO ITEM-#17 FORM-20F

FINANCIAL STATEMENTS AT END FISCAL 2000 7/31/02

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“B”  :  FINANCIAL STATEMENTS

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)	Statement 1
Consolidated Balance Sheet
As at 31 July
U.S. Funds

ASSETS	2002	2001 (Note 14)
Current
Cash	$225,414	$27,399
Accounts and GST receivable	42,199	24,894
	267,613	52,293
Prepaid Resource Property Costs (Note 4)	29,000	-
Prepaid Share Issuance Costs (Note 4)	43,500	-
Capital Assets
Investment in and advances to GAT Bangkudulis Company Ltd. (Note 5b)	-	1,589,472
Resource property costs - Schedule 1 (Notes 1 and 5)	945,717	1,397,772
Furniture, equipment and computer (Note 6)	13,252	20,623
	958,969	3,007,867
	$1,299,082	$3,060,160

LIABILITIES
Current
Accounts payable and accrued liabilities (Note 9b)	$6,713,877	$1,256,883
Cash received in advance of share issuance (Note 8e)	150,000	-
Promissory notes payable (Note 7)	50,000	50,000
	6,913,877	1,306,883
Continued Operations (Note 1)
Contingencies and Commitments (Note 12)

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share Capital - Statement 2 (Note 8)	18,972,265	18,370,981
Contributed Surplus - Statement 2	116,550	116,550
Deficit - Statement 2	(24,703,610)	(16,734,254)
	(5,614,795)	1,753,277
	$1,299,082	$3,060,160

ON BEHALF OF THE BOARD:

___"Gary R. Schell"_____________, Director

___"Richard L. McAdoo"_________, Director

- See Accompanying Notes -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)	Statement 2
Consolidated Statement of Shareholders’ Equity (Deficiency)
U.S. Funds

	Common Shares			Contributed	Deficit Incurred Prior to Exploration	Deficit Incurred During Exploration Stage
	Shares		Amount	Surplus	Stage	(Note 2l)	Total
Balance - 31 July 1999	15,484,062		$14,967,137	$32,626	$(11,420,599)	$(3,675,458)	$(96,294)

Loss for the year - Statement 3	-		-	-	-	(743,843)	(743,843)
Private placement @ $0.45/common share	517,850		230,812	-	-	-	230,812
Loan settlement @ $0.44/common share	100,000		44,372	-	-	-	44,372
Finders fee @ $0.57/common share	19,000		10,832	-	-	-	10,832
Exercise of warrants @ $0.39/common share	184,449		72,215	-	-	-	72,215
Private placement @ $0.26/common share	350,000		91,354	-	-	-	91,354
Private placement @ $0.33/common share	1,829,332		596,846	-	-	-	596,846
Shares issued for debt @ $0.45/common share	511,700		233,742	-	-	-	233,742
Private placement @ $0.42/common share	4,923,000		2,088,038	83,924	-	-	2,171,962
Acquisition of intangible assets @ $0.22/common share	200,000		43,067	-	-	-	43,067
Share issuance costs	-		(7,434)	-	-	-	(7,434)
Balance - 31 July 2000	24,119,393		18,370,981	116,550	(11,420,599)	(4,419,301)	2,647,631

Loss for the year - Statement 3	-		-	-	-	(894,354)	(894,354)
Balance - 31 July 2001	24,119,393		18,370,981	116,550	(11,420,599)	(5,313,655)	1,753,277

Loss for the year - Statement 3	-		-	-	-	(7,969,356)	(7,969,356)
Acquisition of subsidiary (Note 5b) @ $0.13/common share	740,000		96,200	-	-	-	96,200
Private placements @ $0.15/common share	3,376,840		506,526	-	-	-	506,526
Finders fee	50,000		-	-	-	-	-
Share issued for financing contract (Note 8f)	1,000,000		-	-	-	-	-
Share issuance cost		-	(1,442)	-	-	-	(1,442)
Balance - 31 July 2002	29,286,233		$18,972,265	$116,550	$(11,420,599)	$(13,283,011)	$(5,614,795)

- See Accompanying Notes -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)	Statement 3
Consolidated Statement of Loss
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2002	For the Years Ended 31 July
	(Note 2l)	2002	2001	2000
Revenue
Oil and gas revenue	$49,237	$-	$-	$-
Other income	50,891	-	4,476	18,359
	100,128	-	4,476	18,359
Expenses
Loss on disposal or write down of resource property (Note 5, Schedule 1)	9,621,364	6,986,726	215,335	-
General and administrative (Schedule 2)	1,958,246	408,807	351,225	383,418
Management fees and medical insurance	786,360	351,048	170,440	129,152
Financing costs, interest on loans and foreign exchange gain and loss	509,696	186,404	73,345	110,238
Investor relations contract	153,396	24,507	20,437	24,091
Amortization	23,806	7,371	5,277	2,866
Consulting	172,983	3,634	12,399	67,106
Bank charges	19,659	859	2,557	959
Loan settlement fee	44,372	-	-	44,372
Gain on debt settlement	(5,583)	-	-	-
Loss on disposal or write-down of capital assets	28,486	-	43,067	-
Bad debt	70,354	-	4,748	-
	13,383,139	7,969,356	898,830	762,202
Loss for the Period	$13,283,011	$7,969,356	$894,354	$743,843

Weighted Average Number of Shares Outstanding		25,722,526	24,119,393	15,201,237

Loss per Share - basic and fully-diluted		$0.31	$0.04	$0.05

- See Accompanying Notes -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)	Statement 4
Consolidated Statement of Cash Flows
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2002	For the Years Ended 31 July
	(Note 2l)	2002	2001	2000
Operating Activities
Loss for the year	$ (13,283,011)	$(7,969,356)	$(894,354)	$(743,843)
Adjustments to reconcile to net cash
Loan settlement fee	44,373	-	-	44,372
Amortization	23,806	7,371	5,277	2,866
Loss on write-down or disposal of capital assets	28,486	-	43,067	-
Loss on disposal, write-down or impairment of resource properties	9,621,364	6,986,726	215,335	-
Allowance for doubtful debts - related parties	51	-	-	-
Changes in operating current assets and liabilities
Promissory notes receivable	-	-	360,880	(360,880)
Prepaid expenses	2,872	2,872	4,491	1,219
Accounts receivable	(35,642)	3,463	(6,405)	4,811
Accounts payable	744,733	(675,748)	731,636	(237,623)
Net cash provided by (used in) operating activities	(2,852,968)	(1,644,672)	459,927	(1,289,078)
Financing Activities
Share capital for cash, net of issuance costs	6,741,712	505,084	-	3,198,822
Cash received in advance of share issuance	150,000	150,000	-	-
Prepaid share issuance costs	(43,500)	(43,500)	-	-
Private loans	-	-	-	(548,163)
Promissory notes payable	50,000	-	-	(774,656)
Net cash provided by financing activities	6,898,212	611,584	-	1,876,003
Investing Activities
Advance for proposed acquisition	-	1,589,472	(164,362)	(1,425,110)
Purchase of equipment	(36,756)	-	(12,010)	(9,886)
Purchase of intangible asset	(43,067)	-	-	(43,067)
Marketable securities	9,840	-	-	-
Resource property cost recovery	1,623,650	32,000	270,715	1,403,202
Resource property costs, net	(5,366,440)	(361,369)	(624,144)	(416,634)
Prepaid resource property costs	(29,000)	(29,000)	-	-
Government grant	21,436	-	-	-
Net cash provided by (used in) investing activities	(3,820,337)	1,231,103	(529,801)	(491,495)
Net Increase (Decrease) in Cash and Cash Equivalents	224,907	198,015	(69,874)	95,430
Cash and cash equivalents - Beginning of period	507	27,399	97,273	1,843
Cash and Cash Equivalents - End of Period	$225,414	$225,414	$27,399	$97,273

Supplemental Schedule of Non-Cash Transactions
Cancellation of pooled shares	$(32,626)	$-	$-	$-
Issuance of shares for:
Resource property acquisition	$579,071	$96,200	$-	$-
Intangible asset acquisition	$43,067	$-	$-	$43,067
Debt settlement	$284,929	$-	$-	$233,742
Loan settlement	$44,372	$-	$-	$44,372
Finder’s fee	$10,832	$-	$-	$10,832

- See Accompanying Notes -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)	Schedule 1
Consolidated Schedule of Resource Property Costs
U.S. Funds

	Cumulative 1 August 1993 Through 31 July	For the Years Ended 31 July			1 August 1993 to 31 July 1999
	2002	2002	2001	2000	(Note 14)
Indonesia
Bengara
Production sharing contract acquisition	$1,315,953	$-	$-	$-	$1,315,953
Geological and geophysical interpretation and evaluation	793,996	163,457	168,248	141,634	320,657
Seismic acquisition and data processing	91,465	6,000	-	-	85,465
Field exploration, surveys, data acquisition	17,393	-	-	-	17,393
Prepaid resource property costs	75,000	-	-	-	75,000
Costs for the period	2,293,807	169,457	168,248	141,634	1,814,468
Impairment	(790,553)	(575,218)	(215,335)	-	-
Costs recovery	(1,262,253)	(32,000)	(217,997)	(1,012,256)	-
Net property costs for the period	241,001	(437,761)	(265,084)	(870,622)	1,814,468

Yapen
Production sharing contract acquisition	623,784	-	-	200,000	423,784
Geological and geophysical interpretation and evaluation	177,949	97,441	72,518	-	7,990
Seismic acquisition and data processing	383,378	-	383,378	-	-
Prepaid resource property costs	75,000	-	-	75,000	-
Costs for the period	1,260,111	97,441	455,896	275,000	431,774
Impairment	(111,732)	(111,732)	-	-	-
Costs recovery	(443,664)	-	(52,718)	(390,946)	-
Net property costs for the period	704,715	(14,291)	403,178	(115,946)	431,774

GATB
Technical assistance contract acquisition	6,205,302	6,205,302	-	-	-
Geological and geophysical interpretation and evaluation	94,471	94,471	-	-	-
Costs for the period	6,299,773	6,299,773	-	-	-
Impairment	(6,299,772)	(6,299,772)	-	-	-
	1	1	-	-	-

Other properties Costs for the period	2,734,114	-	-	-	2,734,114
Cost written off on abandonment	(2,740,640)	(4)	-	-	(2,740,636)
	(6,526)	(4)	-	-	(6,522)

Total Costs for the Period	12,587,805	6,566,671	624,144	416,634	4,980,356
Total costs recovered for the period	(1,705,917)	(32,000)	(270,715)	(1,403,202)	-
Total write-off of costs on abandonment or impairment for the period
- Oil and gas and mineral properties	(9,942,697)	(6,986,726)	(215,335)	-	(2,740,636)
Proceeds on disposal of oil and gas properties for the period	(335,469)	-	-	-	(335,469)
Gain on disposal of oil and gas properties for the period	330,573	-	-	-	330,573
Balance - Beginning of period	11,422	1,397,772	1,259,678	2,246,246	11,422
Balance - End of Period	$945,717	$945,717	$1,397,772	$1,259,678	$2,246,246

- See Accompanying Notes -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)	Schedule 2
Consolidated Schedule of Administration Expenses
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2002	For the Years Ended 31 July
	(Note 2l)	2002	2001	2000
Wages	$414,970	$197,371	$88,373	$63,903
Office expenses	318,072	109,271	76,858	34,387
Legal and audit	519,975	28,167	63,269	166,531
Rent, office maintenance and utilities	191,281	16,655	54,379	47,817
Telephone	97,723	23,033	17,488	28,778
Travel	167,832	27,574	32,221	14,981
Filing fees	74,792	3,896	7,270	13,122
Shareholder communication	66,213	1,429	8,025	8,536
Transfer agent	29,619	1,411	3,342	5,363
Promotion	28,421	-	-	-
Bad debts	10,483	-	-	-
	$1,919,381	$408,807	$351,225	$383,418

- See Accompanying Notes -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 11  :  ATTACHMENT TO ITEM-#17 FORM-20F

FINANCIAL STATEMENTS AT END FISCAL 2000 7/31/02

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“C”  :  NOTES TO THE FINANCIAL STATEMENTS

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation

(A Development Stage Company)

Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

1.

Continued Operations

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Adverse conditions and events cast substantial doubt upon the validity of this assumption.  The Company has incurred significant operating losses over the past several fiscal years and has a working capital deficiency.  In addition, the Company has insufficient funds to complete the property expenditures required on its Indonesian properties and is awaiting confirmation from the Indonesian government that the oil and gas property contracts related to its three Indonesian properties have been extended and/or approved for the 2003 calendar year (Note 5).  These facts create uncertainty surrounding the timing and capacity of the Company to meet its financial obligations.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital by issuance of treasury shares or debt, receive significant disposal or farm-out proceeds for its Indonesian oil and gas properties or achieve profitable operations.

If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.

Significant Accounting Policies

a)

Consolidation

These consolidated financial statements include the accounts of the Company and its four subsidiaries as follows:

•

Continental Energy Corp. (“CEC-USA”), an inactive company

•

Apex (Bengara II) Ltd. (“Bengara”) (Note 5ai)

•

Continental Energy (Yapen) Ltd. (“Yapen”), (formerly Apex (Yapen) Ltd.) (Note 5aii)

•

GAT Bangkudulis Petroleum Company Ltd. (“GATB”) (Note 5b)

b)

Amortization

The Company provides for amortization on its capital assets as follows:

•

Furniture, equipment and small tools - 20% declining balance basis

•

Computer equipment - 30% declining balance basis

One-half the annual rate is charged in the year of acquisition.

c)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of “temporary differences” by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

2.

Significant Accounting Policies - Continued

d)

Loss per Share

Loss per share amounts have been calculated and presented in accordance with the new recommendations of the Canadian Institute of Chartered Accountants.  Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

e)

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas operations, as prescribed by the Canadian Institute of Chartered Accountants, whereby all costs of exploring for and developing oil and gas reserves are capitalized and accumulated in cost centres established on a country-by-country basis.  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, interest costs on significant investments in unproved properties and major development projects and overhead charges directly related to acquisition, exploration and development activities, less any government incentives relating thereto.

The costs related to each cost centre from which there is production, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves of each country.  Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.  Costs of acquiring and evaluating significant unproved properties are initially excluded from depletion calculations.  These unevaluated properties are assessed periodically to ascertain whether impairment in value has occurred.  When proved reserves are assigned or the value of the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion.

The capitalized costs less accumulated amortization in each cost centre from which there is production are limited to an amount equal to the estimated future net revenue from proved reserves (based on prices and costs at the balance sheet date) plus the cost (net of impairments) of unproved properties ("ceiling test").  The total capitalized costs less accumulated depletion and amortization and deferred taxes of all cost centres is further limited to an amount equal to the estimated future net revenue from proved reserves plus the cost (net of impairments) of all unproved properties less estimated future general and administrative expenses, future financing costs and taxes.

The costs (including exploratory dry holes) related to cost centres from which there has been no commercial production are not subject to depletion until commercial production commences.  The capitalized costs are periodically assessed to determine whether it is likely such costs will be recovered in the future.  Costs unlikely to be recovered in the future are written off.

Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and amortization.

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

2.

Significant Accounting Policies - Continued

f)

Conversion of Foreign Currencies

The accounts of the Company were prepared in Canadian funds through 31 July 2001 and the Company’s foreign operations were translated into Canadian dollars under the temporal method, as follows:

•

Monetary assets and liabilities at year-end rates;

•

All other assets and liabilities at historical rates;

•

Income and expense items and exploration and development costs translated in a manner that produces substantially the same result as would have resulted had these items been translated on the date they occurred;

•

Exchange gains and losses arising from these transactions are treated as period items.

For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its financial statements on that basis.  Accordingly, all prior years' figures have been recast in the U.S. currency through a "translation of convenience" whereby all amounts appearing are restated from Canadian to U.S. currency using the exchange rate prevailing at 31 July 2001.

The accounts of the Company are now prepared in U.S. funds and the Company’s Canadian operations are translated into U.S. dollars under the temporal method.

g)

Environmental Expenditures

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company's policy is to comply with legal requirements as a minimum and go beyond these requirements where necessary to conduct its business responsibly and in accordance with the principles of economically sustainable development.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

h)

Management’s Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

i)

Future Site Restoration Costs

Estimated future site restoration costs are provided for over the life of the proven reserves on a unit-of-production basis.  Costs are estimated each year by management in consultation with the Company’s engineers based on current regulations, costs, technology and industry standards.  Actual site restoration expenditures are charged to the accumulated provision account as incurred.

j)

Basis of Segmented Disclosure

The Company’s only business activity is the exploration and development of oil and gas prospects.  During the year, the Company had administration activity in Canada and exploration and development activity in Indonesia.  The segmented information is identified by geographic location of the Company’s exploration and development activities.

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

2.

Significant Accounting Policies - Continued

k)

Share Capital

i)

Proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

ii)

Share capital issued for non-monetary consideration is recorded at an amount based on estimated fair market value reduced by an estimate of transaction costs normally incurred when issuing shares for cash, as determined by the board of directors of the Company.

l)

Cumulative Exploration Stage

In 1993 the Company became involved in start-up mineral and oil and gas exploration operations.  These financial statements reflect exploration stage operations from 1 August 1993.  Prior to 1 August 1993 the Company was in the compressor rental industry.

3.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts and GST receivable, accounts payable, cash received in advance of share issuance, and promissory notes payable (Note 7).  The carrying value of these financial instruments approximates their fair value due to their short-term maturity or capacity of prompt liquidation.

The Company is exposed to currency risk in that material accounts payable are denominated in both Canadian dollars and Indonesian Rupiah and the US dollar value of these payables will fluctuate due to changes in foreign exchange.

4.

Prepaid Costs

On 1 July 2002 the Company entered into a corporate financing agreement with an unrelated party.  The unrelated party is to provide various services related to raising capital for the Company over a 30-month period starting 1 July 2002. Upon signing the agreement the Company prepaid $45,000 corporate financing costs, leaving $43,500 prepaid as at 31 July 2002.

On 1 July 2002 the Company entered into consulting agreements with two unrelated parties. The unrelated parties are to provide various services related to the Company’s oil and gas properties (Note 5) over a 30-month period starting 1 July 2002. Upon signing the agreements the Company prepaid $30,000 in consulting costs, leaving $29,000 prepaid as at 31 July 2002.

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Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

5.

Resource Property Costs

a)

Indonesia

By separate share purchase and transfer agreements (“SPTA”) with effective dates of 1 August 1998 and subsequent amendments between 30 September 1998 and 19 January 2000, the Company agreed to purchase 100% of the issued and outstanding shares of Bengara and Yapen, two British Virgin Island companies with oil and gas exploration activities in Indonesia.  The Company has accounted for the acquisition of the subsidiaries using the purchase method of accounting for a business combination. Included in the Company’s statement of loss are the results of operations of both subsidiaries from the date of acquisition forward.

i)

Bengara

Bengara was incorporated in the British Virgin Islands on 9 September 1997 for the purpose of obtaining a production sharing contract (“PSC”) with Pertamina, the Indonesian government’s state owned oil and gas enterprise.  Bengara is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to the Bengara II PSC dated 4 December 1997.  The PSC grants the Company the exclusive authority to conduct petroleum exploration, development and production operations in an area of approximately 3,650 square kilometers known as the Bengara II Block area, East Kalimantan.  The expiration date of the PSC is thirty years from 4 December 1997.  The Company’s activities within the Bengara II contract area are currently in the exploration stage and no crude oil or natural gas is being produced within the contract area.

The Company is required to fund Bengara’s expenditure obligations for exploration work commitments made pursuant to the Bengara PSC.  These expenditure obligations and work commitments include a total irrevocable commitment of U.S. $8 million in the first four PSC contract years ending 4 December 2001.  The Company received an extension to 4 December 2002.  Bengara has submitted its annual work program to Pertamina for the 2003 calendar year.  As at 6 December 2002, Bengara has not yet received approval of its 2003 annual work program or the extension request.

At its option, Bengara may continue exploration activity in the Bengara PSC contract area past the end of the fourth contract year on a year-by-year commitment basis for an additional six-year period for a total ten-year exploration period.  The Bengara PSC stipulates the minimum expenditure obligation that Bengara must assume for each additional one-year period.  In order for Bengara to continue to hold the Bengara PSC for the additional six-year period, it would have to make additional expenditures of U.S. $17 million by 4 December 2007 in the event no commercial discoveries are made.  Total expenditures over the life of the PSC would amount to U.S. $25 million.  If Bengara has not established commercial petroleum production from the PSC contract area within this ten-year period, the PSC expires and terminates.  If commercial petroleum is established within the contract area, the PSC will remain in full force and effect for the full 30-year term.  Further annual exploration expenditure obligations are cancelled at the time of commercial discovery.

The PSC requires Bengara to relinquish parts of the original contract area as follows: on or before the end of each of the third and sixth contract years, Bengara must relinquish 25% of the original contract area; on or before the end of the tenth contract year, Bengara must relinquish at a minimum, an additional 30% of the original contract area.  Bengara’s obligation to relinquish parts of the contract area shall not apply to any part of the contract area in which petroleum has been discovered.  In June 2001, Bengara relinquished 25% of its PSC contract area.

Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with Bengara is uncertain, consequently the Company wrote down the book value of the property to approximately $241,000, being management’s estimate of the recoverable value of the property based on the proceeds recovered in the first quarter immediately following 31 July 2002.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

5.

Resource Property Costs - Continued

a)

Indonesia - Continued

ii)

Yapen

Yapen was incorporated in the British Virgin Islands on 8 January 1998 for the purpose of obtaining a PSC with Pertamina.  The Yapen PSC was signed on 27 September 1999.  As per the Yapen PSC, the Company is required to pay Pertamina U.S. $200,000 within 30 days of signing the PSC.  As at 31 July 2002, U.S. $150,000 remains unpaid.  Yapen is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to the Yapen PSC.  The PSC grants the Company the exclusive authority to conduct petroleum exploration, development and production operations in an area of approximately 9,500 square kilometers known as the Yapen Block area located in the Indonesian province of Irian Jaya.  The expiration date of the PSC is thirty years from 27 September 1999.  The Company’s activities within the  Yapen contract area are currently in the exploration stage and no crude oil or natural gas is being produced within the contract area.

Per the terms of the SPTA agreement, the Company is required to fund Yapen’s expenditure obligations for exploration work commitments made pursuant to the Yapen PSC.  These expenditure obligations and work commitments include a total irrevocable commitment of U.S. $5 million in the first three PSC contract years ending 27 September 2002 or any extension thereof.  Yapen has submitted its annual work program to Pertamina for the 2003 calendar year.  As at 6 December 2002, Yapen has not received approval for its 2003 annual work program.

At its option, Yapen may continue exploration activity in the Yapen PSC contract area past the end of the third contract year on a year-by-year commitment basis for an additional seven-year period.  The Yapen PSC stipulates the minimum expenditure obligation that Yapen must assume for each additional one-year period for a total ten-year exploration period.  In order for Yapen to continue to hold the Yapen PSC for the additional seven-year period, it would have to make additional expenditures of U.S. $13 million by 27 September 2009 in the event no commercial discoveries are made.  Total expenditures over the life of the PSC would amount to U.S. $18 million.  If Yapen has not established commercial petroleum production from the PSC contract area within this ten-year period, the PSC expires and terminates.  If commercial petroleum is established within the contract area, the PSC will remain in full force and effect for the full 30-year term.  Further annual exploration expenditure obligations are cancelled at the time of a commercial discovery.

The PSC requires Yapen to relinquish parts of the original contract area as follows: on or before the end of each of the third and sixth contract years, Yapen must relinquish 25% of the original contract area; on or before the end of the tenth contract year, Yapen must relinquish at a minimum, an additional 30% of the original contract area.  Yapen’s obligation to relinquish parts of the contract area shall not apply to any part of the contract area in which petroleum has been discovered. Yapen received a six-month extension to 27 March 2003 before it is required to relinquish 25% of the contract area.

Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with Yapen is uncertain, consequently the Company wrote down the book value of the property to approximately $704,700, being management’s estimate of the recoverable value of the property based the proceeds recovered in the first quarter immediately following 31 July 2002 and the farm out agreement entered into subsequent to year end (Note 11a).

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

5.

Resource Property Costs - Continued

a)

Indonesia - Continued

iii)

Indonesian Farm-Out

During a prior year, the Company and GeoPetro Resources Company (“GeoPetro”) of San Francisco, California entered into a Farm-Out Agreement (“FOA”) with an effective date of 1 January 2000.

Per the FOA, the Company farmed out 40% of its 100% undivided interest in each Indonesian property (5i, 5ii) and provided a proportionate security interest in each of the operating subsidiaries such that at closing GeoPetro owns a 40% interest in each property.  To obtain its 40% interest GeoPetro agreed to pay the Company total consideration of U.S. $1,297,000 and pay its proportionate share of all property costs per the Bengara and Yapen SPTA retroactive to 1 August 1998.  As at 31 July 2002, the Company has received a total of $1,705,917 in farm out proceeds from GeoPetro.

During the current year, the Company transferred 40% of the issued and outstanding shares of Bengara and Yapen to GeoPetro as a security interest.  Should commercial production begin, it is management’s intention that the shares would be returned to the Company and 40% of the Bengara PSC and Yapen PSC would be assigned to GeoPetro.

Subsequent to 31 July 2002, the Company completed an additional farm out of the Yapen property (Note 11a).

b)

GAT Bangkudulis Petroleum Company Ltd. (“GATB”)

On 31 August 2001, the Company completed the acquisition of 70% of the issued and outstanding shares in GATB from Dimensions West Energy Inc. (“DWE”).  The Company obtained its 70% interest by paying the vendor US $15,000 and issuing the vendor 740,000 shares of the Company.  As at 31 July 2001, the Company had advanced GATB $1,589,472 prior to acquisition. The subsidiary has been accounted for under the purchase method.  Included in the company’s statement of loss are the results of operations of GATB from the date of acquisition forward.  The consideration paid and the assets and liabilities acquired are summarized as follows:

Consideration paid:
Cash	$15,000
740,000 common shares	96,200
Total consideration paid	$111,200

Net Identifiable Assets:
Current assets	$27,129
Indonesian oil & gas property	6,205,302

Total assets	6,232,431
Liabilities assumed
Accounts payable	6,121,231
Net Identifiable assets acquired	$111,200

On 30 October 2001 the Company announced that it had farmed out 40% of its 70% interest in GATB, however this agreement was never completed and the Company has retained its 70% interest.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

5.

Resource Property Costs - Continued

b)

GAT Bangkudulis Petroleum Company Ltd. (“GATB”) - Continued

GATB is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to a Technical Assistance Contract (“TAC”) dated 7 October 1996 with Pertamina, the Indonesian government’s state owned oil and gas enterprise.  The TAC grants GATB exclusive authority to conduct petroleum exploration, development and production in an area of approximately 18.63 square kilometers on the Indonesian island of Kalimantan.  The TAC required GATB to expend US $4.65 million (including the cost of drilling two wells) in the first two contract years on the oil and gas property. Pertamina has granted various extensions for the expenditure and drilling requirements to 7 October 2002.  Should the drilling results prove successful, the Company may submit a Plan of Development (“POD”) to Pertamina.  Upon approval of the POD by Pertamina , the Company may commence commercial exploitation and production of the GATB property.  As at 6 December 2002, GATB has not completed the required drilling and is currently negotiating a TAC extension with Pertamina.  Pertamina is under no obligation to grant an extension to the TAC.  As at 6 December 2002, Pertamina has not cancelled the GATB TAC nor has Pertamina granted an extension.  If Pertamina turns down the TAC extension request, the oil and gas property area covered by the TAC will revert back to Pertamina and GATB will lose its only material asset.

At its option the Company may continue with the TAC into a third contract year that will commit the Company to drilling an additional four wells and expending an additional U.S. $11.6 million.  As at 6 December 2002, Company management does not expect to exercise this option.  Should the Company not exercise its option for a third contract year the TAC will revert back to Pertamina and GATB will lose its only material asset.

As at 31 July 2002, accounts payable includes a $2,562,181 non-interest bearing loan payable to a former shareholder of the GATB subsidiary. Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with GATB is uncertain, consequently the Company wrote down the book value of the property to $1.

c)

Capitalized costs related to oil and gas properties (Schedule 1):

	Cost	Accumulated Depletion, Impairment and Amortization	2002 Net Book Value	2001 Net Book Value (Note 14)
Oil and gas properties
Other	$11,422	$11,422	$-	$-
Texas	2,734,114	2,734,114	-	4
Indonesia	8,147,774	7,202,057	945,717	1,397,768
	$10,893,310	$9,947,593	$945,717	$1,397,772

Allocation of capitalized costs:
Unproven properties
Texas			$-	$4
Indonesia			945,716	1,397,768
			945,716	1,397,772

Proven properties
Indonesia			1	-
Total capitalized costs			$945,717	$1,397,772

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

6.

Furniture, Equipment and Computer

Details are as follows:

Costs	Accumulated Amortization	2002 Net Book Value	2001 Net Book Value
Equipment and small tools	$9,003	$6,641	$2,362	$5,056
Furniture	8,966	8,966	-	2,334
Computer equipment	19,150	8,260	10,890	13,233
	$37,119	$23,867	$13,252	$20,623

7.

Promissory Notes Payable

In the prior year, the Company repaid the principal and a portion of the interest outstanding on its promissory notes payable.  As at 31 July 2002, U.S. $50,000 of accrued interest remains outstanding.  The note holders have confirmed that no additional interest will be accrued or payable.

8.

Share Capital

a)

During the year the Company amended its authorized share capital.  The Company’s authorized share capital now consists of 200,000,000 shares divided into 100,000,000 common shares without par value and 100,000,000 preferred shares without par value.

b)

During the year, the Company released from escrow Nil (2001 - 93,750) shares to directors.  As at 31 July 2002, the Company has 93,750 common shares held in escrow, which may be released only with the consent of the governing regulatory authorities.

c)

Details of outstanding share purchase options are as follows:

Continuity of Options	Number	Exercise Price	Expiry Date
Balance - 31 July 1999	825,000	CDN $0.85	17 March 2000 to 14 April 2002
Cancelled or expired	(140,000)	CDN $0.85	17 March 2000
Cancelled or expired	(250,000)	CDN $0.85	14 April 2002
Balance - 31 July 2000	435,000
Cancelled or expired	(110,000)	CDN $0.85	17 July 2001
Cancelled or expired	(50,000)	CDN $0.85	17 July 2000
Issued	1,225,000	U.S. $0.15	29 April 2004 (ii)
Issued	195,000	U.S. $0.15	29 April 2004 (ii)
Balance - 31 July 2001	1,695,000
Cancelled or expired	(275,000)	CDN $0.85	14 April 2002
Cancelled or expired	(100,000)	U.S. $0.15	29 April 2004
Issued	5,200,000	U.S. $0.15	30 July 2004
Balance - 31 July 2002	6,520,000

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

8.

Share Capital - Continued

c)

Details of outstanding share purchase options are as follows: - Continued

Continuity of Options	Number	Exercise Price	Expiry Date
Director/Officer (i)	1,125,000	$0.15	29 April 2004 (ii)
Employee/Consultant	195,000	$0.15	29 April 2004 (ii)
Director/Officer (i)	3,900,000	$0.15	30 July 2004
Employee/Consultant	1,300,000	$0.15	30 July 2004
	6,520,000

(i)

Director or officer of the Company or subsidiary of the Company.

(ii)

During the year these options were repriced and extended and are shown at the amended price and extended date.

d)

Details of outstanding share purchase warrants are as follows:

Continuity of Warrants	Number	Exercise Price	Expiry Date
Balance - 31 July 1999	1,769,350	CDN $0.85 to $1.00	9 September 1999 to 7 November 1999
Expired	(634,000)	CDN $1.00	7 November 1999
Expired	(505,350)	CDN $1.00	9 September 1999
Issued	290,000	U.S. $0.15	30 July 2003 (ii)
Issued	500,000	CDN $0.70	24 November 2004
Issued	1,100,000	CDN $0.80	24 November 2001
Issued	350,000	U.S. $0.25	31 January 2003 (ii)
Issued	605,600	U.S. $0.15	30 July 2003 (i)
Issued	1,829,332	U.S. $0.15	30 July 2003 (ii)
Exercised	(184,499)	U.S. $0.15	30 July 2003 (ii)
Balance - 31 July 2000	5,120,433
Issued	4,923,000	$0.15	30 July 2003 (i)
Expired	(630,000)	$0.85	22 October 2000
Balance - 31 July 2001	9,413,433
Issued	1,621,840	U.S. $0.15	19 July 2003
Issued	500,000	U.S. $0.15/$0.30/$0.60	19 July 2003/04/05
Issued	1,305,000	U.S. $0.15	23 July 2003
Expired	(1,100,000)	CDN $0.80	24 November 2001
Not renewed	(293,282)	U.S. $0.15	30 July 2003 (ii)
	11,446,991

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

8.

Share Capital - Continued

d)

Details of outstanding share purchase warrants are as follows: - Continued

Number of shares	Price per Share	Exercise/Expiry Date
1,621,840	U.S. $0.15	19 July 2003
290,000 (ii)	U.S. $0.15	30 July 2003
500,000	CDN $0.70	24 November 2004
350,000 (ii)	U.S. $0.25	31 January 2003
605,600 (i)	U.S. $0.15	30 July 2003
1,351,551	U.S. $0.15	30 July 2003
4,923,000 (i)	U.S. $0.15	30 July 2003
500,000	U.S. $0.15/$0.30/$0.60	19 July 2003/2004/2005
1,305,000	U.S. $0.15	23 July 2003
11,446,991

(i)

Subsequent to year-end these warrants were repriced and extended and are shown at the amended price and extended date.

(ii)

During the year these warrants were repriced and/or extended and are shown at the amended price and extended date.

e)

During the year the Company received $150,000 in advance of share issuance.  The Company will report this as share capital upon issuance of the applicable shares. (Note 11b).

f)

During the year the Company entered into a financing agreement with a private investor (unrelated) to provide the Company an “equity line of credit” of up to $20 million US over three years.  As at 6 December 2002 no funds have been received.  As part of the agreement, the Company issued to the investor 1,000,000 shares of the Company as a commitment fee.  As at 6 December 2002, management has delayed the implementation of this agreement and is considering renegotiating or cancelling the agreement.

9.

Related Party Transactions

All related party transactions have been disclosed elsewhere in these consolidated financial statements, except as follows:

a)

During the year, management, director, or officer fees in the amount of $342,928 (2001 - $169,734; 2000 - $125,610) were paid or accrued to a director, a Company controlled by a director or a director of one of the Company’s subsidiaries (Notes 12a, b and c).

b)

As at 31 July 2002 and 2001, accounts payable include $808,527 and $213,963 respectively, payable to directors, a Company controlled by a director, or a director of one of the Company’s subsidiaries.

c)

During the year ended 31 July 2002, consulting fees in the amount of $186,500 (2001 - $107,500; 2000 - $99,472) were paid or accrued to a director, or a director of one of the Company’s subsidiaries.

d)

As at 31 July 2002 and 2001, accounts receivable include $17,656 and $12,119 respectively, receivable from a director and a director of one of the Company’s subsidiaries.

e)

During the years ended 31 July 2002 and 2001, 22,000 and Nil common shares were issued to directors, former directors and/or their family members for total consideration of $3,300 and $Nil respectively.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

10.

Income Taxes

As at 31 July 2002, the Company has approximately CDN $2,214,900 of losses for income tax purposes which may be used to offset future taxable income.  These losses expire as follows:

Year of Origin	Expiry Year	CDN$ Amount
1999	2006	$682,700
2000	2007	860,200
2001	2008	400,000
2002	2009	272,000
		$2,214,900

The Company has certain resource related expenses of approximately CDN $1,938,000 which may be carried forward indefinitely and used to reduce future taxable income.  There are approximately U.S. $2,200,000 in losses in the USA which can usually be applied to income in future periods.  However, these have not yet been subject to a taxation audit by taxation authorities in the USA.

The benefits, if any, of these income tax losses and resource pools carried forward have not been reflected in the accounts.

11.

Subsequent Events

a)

On 5 November 2002, the Company’s subsidiary, Yapen, completed an agreement to farm out 90% of it’s PSC to Medco International Ventures Ltd. (“Medco”). As part of the agreement Medco will pay $572,000 of Yapen’s current liabilities and fund 100% of the future property development cost up to commercial production. Upon commercial production, Yapen will be required to fund 10% of the costs.  As a result of that agreement, Yapen will retain a 10% interest in the Yapen PSC of which 4% was previously farmed out to GeoPetro (Note 5aiii).

b)

Subsequent to 31 July 2002, the Company concluded a private placement for 5,408,000 units at $0.15 per unit raising $811,200. Each unit consisted of one common share and one common share purchase warrant exercisable at $0.15, $0.30 and $0.60 per share in the first, second and third years respectively.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

12.

Contingencies and Commitments

a)

The Company has an agreement effective, 1 January 2002, with a Company controlled by a director to pay CDN $10,000 per month for management services performed by the director. In addition, the Company has an agreement with a Company controlled by its vice-president to pay CDN $3,000 per month for investor relations services. These agreements will expire on 31 December 2002, but it is the intention of the Company to renew these agreements on similar terms.

b)

One of the Company’s subsidiaries, Bengara, has entered into the following agreements:

i.

With the Company president

U.S. $7,500 per month

- to act as Bengara’s president and provide executive supervision

ii.

With a Company director

U.S. $1,000 per month

- to act as a Bengara director and manage its operations

iii.

With a Bengara director

U.S. $7,500 per month

- to manage geological and seismic interpretation services

iv.

With a director of Bengara’s farm out partner, GeoPetro (Note 5aiii)

U.S. $5,000 per month

- to act as Bengara’s senior geological advisor

v.

With a director of Bengara’s farm out partner, GeoPetro (Note 5aiii)

U.S. $1,000 per month

- to act as a  Bengara director

These agreements will expire on 31 December 2002, but it is the intention of the company to renew these agreements on similar terms.

c)

One of the Company’s subsidiaries, Yapen, entered into the following agreements:

i.

With the Company president

U.S. $2,500 per month

- to act as Yapen’s president and provide executive supervision

ii.

With a Company director

U.S. $1,000 per month

- to act as a Yapen director and manage its operations

iii.

With a Yapen director

U.S. $2,500 per month

- to manage geological and seismic interpretation services

iv.

With a director of Yapen’s farm out partner, GeoPetro (Note 5aiii)

U.S. $5,000 per month

- to act as Yapen’s senior geological advisor

v.

With a director of Yapen’s farm out partner, GeoPetro (Note 5aiii)

U.S. $1,000 per month

- to act as a  Yapen director

These agreements all terminated on 31 August 2002.

d)

In May 2002, former employees of a Company subsidiary, GATB, filed a claim against the subsidiary with the Jakarta district Committee for Settlement of Labour Disputes (“CSLD”) claiming unpaid severance pay of $83,000.  The CSLD has rejected portions of the claim and reduced the claim to approximately $41,000.  GATB continues to defend its position and is confident that it will prevail in eliminating or reducing the claim.

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

13.

Segmented Information

	Canada		Indonesia	Consolidated
31 July 2002
Segmented revenue	$-		$-	$-
Segmented operating loss	$185,657	$	(i) 7,783,699	$7,969,356
Identifiable assets	$300,506		$998,576	$1,299,082
31 July 2001
Segmented revenue	$4,476		$-	$4,476
Segmented operating loss	$312,709		$581,645	$894,354
Identifiable assets	$38,579		$3,021,581	$3,060,160
31 July 2000
Segmented revenue	$18,359		$-	$18,359
Segmented operating loss	$562,989		$180,854	$743,843
Identifiable assets	$446,668		$2,776,210	$3,222,878

(i)

During the year the company wrote down the book value of its Indonesian oil and gas properties by $6,986,726 to $945,717 (Note 5).

14.

Reclassification

Certain prior year balances have been reclassified to the current year’s financial statement presentation.  Certain previously reported prepaid resource property costs (non-current) have been reclassified as resource property costs.

15.

Differences Between Canadian and United States Generally Accepting Accounting Principles

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. Except as set out below, these financial statements comply, in all material aspects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities Exchange Commission.

a)

Under United States GAAP stock compensation expense is recorded for non-employees using a fair-value based method of accounting. Under Canadian GAAP, the company is not required to record the effect of non-employee stock option based compensation expenses in the financial statements. The effect of this difference is noted below.

b)

In March 1995, the FASB issued SFAS 123 - “Accounting for Stock Based Compensation” (“SFAS 123”). SFAS 123 requires stock compensation expense to be recorded when shares held in escrow become eligible for release and is based upon the number of shares released and the market value of the shares at that time.  Under Canadian generally accepted accounting principles, no value is attributed to such shares released and no compensation expense is recorded.  The effect of this difference is noted below.

c)

Under accounting principles generally accepted in the United States, the ceiling test is calculated by discounting future net revenues by 10%.  Under accounting principles generally accepted in Canada, the ceiling tests are calculated without application of a discount factor.  There is no difference between Canadian and U.S. GAAP at this time with respect to the ceiling test

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

15.

Differences Between Canadian and United States Generally Accepting Accounting Principles

   - Continued

d)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the loss and loss per share is as follows:

	Cumulative From 1 August 1993 through 31 July 2002 (Note 2l)	2002	2001	2000
Loss - Canadian basis	$13,283,011	$7,969,356	$894,354	$743,843
Compensation expense - common share stock options granted to non-employees	60,716	60,716	-	-
Compensation expense - escrow shares	139,485	-	36,711	-
Loss - U.S. basis	13,483,212	$8,030,072	$931,065	$743,843
Loss per share
Canadian basis		$0.31	$0.04	$0.05
United States basis		$0.31	$0.04	$0.05

e)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the deficit, as reported, is as follows:

	Cumulative Deficit from 1 August 1993 through 31 July 2002 (Note 2l)	Cumulative Deficit Incurred Prior to 1 August 1993 (Note 2l)	2002	2001	2000
Deficit as reported	$(13,283,011)	$(11,420,599)	$(13,283,011)	$(5,313,655)	$(4,419,301)
Compensation expense - common share stock options granted to non-employees	(60,716)	-	(60,716)	-	-
Compensation expense - escrow shares	(139,485)	-	(139,485)	(139,485)	(102,774)
Deficit in accordance with United States generally accepted accounting principles	$(13,483,212)	$(11,420,599)	$(13,483,212)	(5,453,140)	$(4,522,075)

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

15.

Differences Between Canadian and United States Generally Accepting Accounting Principles

   - Continued

f)

The impact of the above differences between Canadian and United States generally accepted accounting principles on share capital is as at 31 July 2002, is as follows:

	2002	2001	2000
Share capital - Canadian basis	$18,972,265	$18,370,981	$18,370,981
Compensation expense - common share stock options granted to non-employees	60,716	-	-
Compensation expense - escrow shares	139,485	139,485	102,774
Share capital - U.S. basis	$19,172,466	$18,510,466	$18,473,755

g)

Under Canadian GAAP, the Company is not required to disclose the pro forma effect of employee stock option-based compensation in the notes to the financial statements. Under U.S. GAAP, SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans.  The statement encourages all entities to adopt a fair value based method of accounting, but allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  The company has adopted only the disclosure provisions of SFAS No. 123 as follows:

	2002	2001	2000
Net loss - U.S. basis
As reported (Note 15d)	$8,030,072	$931,065	(i)
Pro forma loss	$8,324,255	$1,003,132	(i)
Net loss per share U.S basis
As reported (Note 15d)	$0.31	$0.04	(i)
Pro forma loss	$0.31	$0.04	(i)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Expected dividend yield	0.0	0.0	(i)
Expected stock price volatility	83.07%	45.37%	(i)
Risk-free interest rate	3.3%	3.0%	(i)
Expected life of options	2 years	2 years	(i)

(i)

No options were granted in the year ended 31 July 2000.

The weighted average grant date fair value of options granted in 2002 and 2001 is $0.15 and $0.39 respectively.

---End Notes---

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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E X H I B I T – 11  :  ATTACHMENT TO ITEM-#17 FORM-20F

FINANCIAL STATEMENTS AT END FISCAL 2000 7/31/02

To The Us-Sec Form-20f For Fiscal 2002 Ended 7/31/02 Filed In January 2003 By

CONTINENTAL ENERGY CORPORATION

PART–“D”  :  SUPPLEMENTAL SCHEDULES TO THE FINANCIAL STATEMENTS

CONTINENTAL ENERGY CORPORATION

(A DEVELOPMENT STAGE CORPORATION)

AUDITORS’ REPORT ON SCHEDULES

31 JULY 2002

U.S. Funds

STALEY, OKADA & PARTNERS

Chartered Accountants

INDEPENDENT AUDITORS’ REPORT ON SCHEDULES

To the Directors of Continental Energy Corporation:

We have audited the schedules of indebtedness of and (to) related parties, property, plant and equipment and accumulated amortization for the three years ended 31 July 2002.  These schedules are the responsibility of the company’s management.  Our responsibility is to express an opinion on these schedules based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards for the years ended 31 July 2002 and 2001.  All prior years were audited in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the schedules are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedules.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation.

In our opinion, these schedules present fairly, in all material respects, the results of these activities of the company for the three years then ended in accordance with Canadian generally accepted accounting principles in Canada.  As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding years.

"Staley, Okada Partners"

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
6 December 2002	CHARTERED ACCOUNTANTS

Schedule I

-

Indebtedness Of and (To) Related Parties

Schedule II(a)

-

Property, Plant and Equipment

Schedule II(b)

-

Accumulated Amortization

- See Accompanying Note -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Corporation)	Schedule I
Indebtedness Of and (To) Related Parties
U.S. Funds

Name of Person	Balance - Beginning of Period	Additions	Deductions	Balance - End of Period
	31 July 1999			31 July 2000
(1) Morton & Co.	$(37,997)	$-	$37,997	$-
(2) Milner Downs Equestrian Centre Ltd.	(54,458)	-	54,458	-
(3) GATB	(41,322)	1,423,197	41,605	1,423,480
(4) J. Haebig	(88,461)	4,788	88,461	4,788
Gary Wine - Director	(15,370)	-	15,370	-
Gary Schell - Director	(44,959)	(10,403)	44,959	(10,403)
Richard L. McAdoo - Director	(91,096)	5,296	91,096	5,296
	$(373,663)	$1,422,878	$373,946	$1,423,161

	31 July 2000			31 July 2001
(2) Milner Downs Equestrian Centre Ltd.	$-	$(18,465)	$-	$(18,465)
(3) GATB	1,423,480	165,992	-	1,589,472
(4) J. Haebig	4,788	(85,314)	(4,788)	(85,314)
Gary Schell - Director	(10,403)	(8,925)	-	(19,328)
Richard L. McAdoo - Director	5,296	(78,737)	(5,296)	(78,737)
	$1,423,161	$(25,449)	$(10,084)	$1,387,628

	31 July 2001			31 July 2002
(2) Milner Downs Equestrian Centre Ltd.	$(18,465)	$(76,428)	$16,084	$(78,809)
(3) GATB	1,589,472	-	(1,589,472)	-
(4) J. Haebig	(85,314)	(129,000)	1,408	(212,906)
(4) S. Doshi	-	(62,000)	-	(62,000)
Gary Schell - Director	(19,328)	(48,000)	6,157	(61,171)
Richard L. McAdoo - Director	(78,737)	(299,211)	1,963	(375,985)
	$1,387,628	$(614,639)	$(1,563,860)	$(790,871)

(1)

A law firm which had, as one of its principals, a former officer of the company.

(2)

A company controlled by a director of the company.

(3)

Subsequent to 31 July 2001, the company completed the acquisition of 70% of the issued and outstanding shares in GATB and the balance due from GATB was eliminated upon consolidation.

(4)

A director of one of the company’s subsidiaries.

- See Accompanying Note -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Corporation)	Schedule II(a)
Property, Plant and Equipment
U.S. Funds

Balance - Beginning of Period		Additions at Cost	Retirement	Balance - End of Period
31 July 1999				31 July 2000
Furniture	$8,966	$-	$-	$8,966
Equipment	4,473	1,984	-	6,457
Computer equipment	1,784	7,902	-	9,686
	$15,223	$9,886	$-	$25,109

	31 July 2000			31 July 2001
Furniture	$8,966	$-	$-	$8,966
Equipment	6,457	2,546	-	9,003
Computer equipment	9,686	9,464	-	19,150
	$25,109	$12,010	$-	$37,119

	31 July 2001			31 July 2002
Furniture	$8,966	$-	$-	$8,966
Equipment	9,003	-	-	9,003
Computer equipment	19,150	-	-	19,150
	$37,119	$-	$-	$37,119

- See Accompanying Note -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Corporation)	Schedule II(b)
Accumulated Amortization
U.S. Funds

	Balance - Beginning of Period	Amortization	Retirement	Balance - End of Period
	31 July 1999			31 July 2000
Furniture	$5,309	$736	$-	$6,045
Equipment	2,322	625	-	2,947
Computer equipment	722	1,505	-	2,227
	$8,353	$2,866	$-	$11,219

	31 July 2000			31 July 2001
Furniture	$6,045	$587	$-	$6,632
Equipment	2,947	1,000	-	3,947
Computer equipment	2,227	3,690	-	5,917
	$11,219	$5,277	$-	$16,496

	31 July 2001			31 July 2002
Furniture	$6,632	$2,334	$-	$8,966
Equipment	3,947	2,694	-	6,641
Computer equipment	5,917	2,343	-	8,260
	$16,496	$7,371	$-	$23,867

- See Accompanying Note -

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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Continental Energy Corporation (A Development Stage Company)
Note to Report on Schedules
31 July 2002 and 2001
U.S. Funds

1.

Conversion of Foreign Currencies

The accounts of the Company were prepared in Canadian funds through 31 July 2001 and the Company’s foreign operations were translated into Canadian dollars under the temporal method, as follows:

•

Monetary assets and liabilities at year-end rates;

•

All other assets and liabilities at historical rates;

•

Income and expense items and exploration and development costs translated in a manner that produces substantially the same result as would have resulted had these items been translated on the date they occurred;

•

Exchange gains and losses arising from these transactions are treated as period items.

For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its report on schedules on that basis.  Accordingly, all prior years' figures have been recast in the U.S. currency through a "translation of convenience" whereby all amounts appearing are restated from Canadian to U.S. currency using the exchange rate prevailing at 31 July 2001. The accounts of the Company are now prepared in U.S. funds and the Company’s Canadian operations are translated into U.S. dollars under the temporal method.

---End Schedules---

Fm20F-2003 Exhibits ARFYE7/31/02 Continental Energy Corp. SECFile#0-17863

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